SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): February 12, 2001


                                    RPC, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 1-08726


            Delaware                                   58-1550825
(State or other jurisdiction of               (IRS Employer Identification
         incorporation)                                   No.)




          2170 Piedmont Avenue
            Atlanta, Georgia                                  30324
(Address of principal executive offices)                   (Zip Code)


        Registrant's telephone number, including area code (404) 321-2140


          (Former name or former address, if changed since last report)
                                       N/A

Item 5.  Other Events.

RPC, Inc. ("RPC") is filing this Form 8-K/A concurrently with the filing of a Registration Statement on Form 10 by Marine Products Corporation ("Marine Products") with the Securities and Exchange Commission ("SEC"). The purpose of this Form 8-K/A is to provide information about RPC assuming the spin-off of the powerboat manufacturing segment had been completed as of such filing date. Accordingly, the powerboat manufacturing segment is presented in this report for accounting purposes as a discontinued operation.

In January 2000, RPC announced plans to spin-off Chaparral Boats, Inc. ("Chaparral"), the recreational powerboat manufacturing business of RPC, to RPC's stockholders. RPC will accomplish the spin-off by contributing 100% of the issued and outstanding stock of Chaparral to Marine Products, a newly formed wholly owned subsidiary of RPC, and then distributing the common stock of Marine Products to RPC stockholders. As part of the transaction, RPC's stockholders will receive 0.6 shares of Marine Products common stock for every one share of RPC common stock owned as of the record date for the spin-off.

In connection with the spin-off, RPC and Marine Products will enter into an Agreement Regarding Distribution and Plan of Reorganization (the "Distribution Agreement"), providing for the principal corporate transactions required to effect the spin-off and certain other agreements governing the relationship between RPC and Marine Products with respect to or as a result of the spin-off.

In addition to the Distribution Agreement, RPC and Marine Products will also enter into other agreements governing the spin-off and the subsequent relationship between the two companies, including a Tax Sharing Agreement, an Employee Benefits Agreement and a Transition Support Services Agreement.

No consideration is payable by RPC stockholders for the shares of Marine Products common stock to be received in the spin-off, nor are RPC stockholders required to surrender or exchange shares of RPC common stock or take any other action in order to receive the Marine Products shares pursuant to the spin-off.

The only changes to the directors and officers of RPC as a result of the spin-off will be the resignation of James A. Lane, Jr., Executive Vice President of RPC and President of Chaparral, and the nomination of Linda H. Graham as a director. After the spin-off, Messrs. R. Randall Rollins, Richard A. Hubbell, and Ben M. Palmer, RPC's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, together with Ms. Graham, RPC's secretary, will become dual employees of both RPC and Marine Products and split their time among the two companies. In addition, Mr. Lane will remain as an officer and director of Marine Products and Chaparral after the spin-off. Employees of the corporate office of RPC will remain employees of RPC and will provide corporate management services to Marine Products.

Additional information concerning Marine Products and the spin-off is contained in Marine Products' Registration Statement on Form 10 (Commission File No. 1-16263) filed with the Securities and Exchange Commission on February 12, 2001.

The foregoing description of the terms of the spin-off is qualified in its entirety by reference to the agreements attached hereto and incorporated herein by reference.

Certain statements made in this report that are not historical facts are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements that relate to our business strategy, plans and objectives, and our beliefs and expectations regarding future demand for our products and services and other events and conditions that may influence the oilfield services market and our performance in the future.

The words "may," "will," "expect," "believe," "anticipate," "project," "estimate," and similar expressions generally identify forward-looking statements. Such statements are based on certain assumptions and analyses made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. We caution you that such statements are only predictions and not guarantees of future performance and that actual results, developments and business decisions may differ from those envisioned by the forward-looking statements. Some important risk factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements are contained herein under the heading "Risk Factors."

Item 7.  Financial Statements and Exhibits

(a)      Financial Statements

As a result of RPC's decision to spin-off Chaparral and the related filing by Marine Products of its registration statement on Form 10 with the SEC, RPC has reclassified the historical operations of this segment for accounting purposes as a discontinued operation.

We have restated our historical financial statements for the years 1997, 1998 and 1999 and the nine months ended September 30, 2000 and 1999 in light of the reclassification of Chaparral as a discontinued operation. We have also revised our Management's Discussion and Analysis of Financial Condition and Results of Operations for each of those periods to correspond with the new reporting.

The restated financial information described below is presented in this filing as follows:

o Selected Financial Data for the years ended December 31, 1997 through 1999 and the nine months ended September 30, 2000 and 1999;

o Restated audited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997, and the notes to the Consolidated Financial Statements for the years then ended; and

o Restated unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999, and the notes to the Consolidated Financial Statements for the nine months ended September 30, 2000 and 1999.

                             SELECTED FINANCIAL DATA

The following summary financial data of RPC highlights selected historical and pro forma financial data and should be read in conjunction with the consolidated financial statements and the pro forma consolidated financial data included elsewhere in this document. The pro forma consolidated balance sheet data has been derived from the unaudited consolidated balance sheet as of September 30, 2000 and the audited consolidated balance sheets as of December 31, 1999 and 1998. The pro forma statement of income data presents the consolidated results of operations of RPC assuming the spin-off transaction occurred as of the beginning of the applicable period. Management believes no pro forma adjustments, other than the elimination of discontinued operations, are required to the historical statement of income data presented below. Neither the historical financial information nor the pro forma data presented below is necessarily indicative of the results of operations or financial position that RPC would have reported if it had operated exclusive of the discontinued operation during the periods presented historically or in the future.

                                            Nine Months Ended September 30,                   Years Ended December 31,
                                           --------------------------------------------- ---------------------------------
                                                      (Unaudited)                                    (Audited)
                                           --------------------------------------------- ---------------------------------
                                             Pro Forma                        Pro Forma
                                                2000        2000      1999       1999       1999        1998       1997
                                           -----------   --------   --------   --------   ---------   --------   ---------
                                                       (In thousands, except employees and per share amounts)
STATEMENT OF INCOME DATA:
Revenues                                   $   126,863   $126,863   $ 76,427   $107,585   $ 107,585   $140,777   $ 150,770

Cost of services rendered and
  goods sold                                    79,294     79,294     51,580     71,439      71,439     83,691      90,046
                                           -----------   --------   --------   --------   ---------   --------   ---------
Gross profit                                    47,569     47,569     24,847     36,146      36,146     57,086      60,724
Selling, general and administrative
  expenses                                      18,887     18,887     16,489     23,364      23,364     30,529      27,694
Depreciation and amortization                   13,439     13,439     11,743     15,837      15,837     14,877      11,857
                                           -----------   --------   --------   --------   ---------   --------   ---------
Operating profit (loss)                         15,243     15,243     (3,385)    (3,055)     (3,055)    11,680      21,173
Interest income                                  1,037      1,037      1,229      1,485       1,485      1,783       2,162
                                           -----------   --------   --------   --------   ---------   --------   ---------
Income (loss) from continuing
  operations before income taxes                16,280     16,280     (2,156)    (1,570)     (1,570)    13,463      23,335
Income tax provision (benefit)                   6,186      6,186       (821)      (603)       (603)     5,112       7,651
                                           -----------   --------   --------   --------   ---------   --------   ---------
Income (loss) from continuing operations        10,094     10,094     (1,335)      (967)       (967)     8,351      15,684
Income from discontinued
  operation, net of  income taxes                   --     12,149      6,868         --       9,118      7,674       6,561
                                           -----------   --------   --------   --------   ---------   --------   ---------
Net income (loss)                          $    10,094   $ 22,243   $  5,533   $   (967)  $   8,151   $ 16,025   $  22,245
                                           ===========   ========   ========   ========   =========   ========   =========

Earnings per share--basic:

Income (loss) from continuing operations   $      0.36   $   0.36   $  (0.05)  $  (0.03)  $   (0.03)  $   0.29   $    0.54
Income from discontinued operation                  --       0.44       0.25         --        0.32       0.26        0.22
                                           -----------   --------   --------   --------   ---------   --------   ---------
Net income (loss)                          $      0.36   $   0.80   $   0.20   $  (0.03)  $    0.29   $   0.55   $    0.76
                                           ===========   ========   ========   ========   =========   ========   =========

Earnings per share-diluted:

Income (loss) from continuing operations   $      0.36   $   0.36   $  (0.05)  $  (0.03)  $   (0.03)  $   0.29   $    0.53
Income from discontinued operation                   -       0.43       0.24          -        0.32       0.26        0.22
                                           -----------   --------   --------   --------   ---------   --------   ---------
Net income (loss)                          $      0.36   $   0.79   $   0.19   $  (0.03)  $    0.29   $   0.55   $    0.75
                                           ===========   ========   ========   ========   =========   ========   =========

OTHER DATA:
Adjusted EBITDA (a)                        $    28,701   $ 28,701   $  8,483   $ 12,907   $  12,907   $ 26,617   $  33,208
Gross profit margin percent                       37.5%      37.5%      32.5%      33.6%       33.6%      40.6%       40.3%
Operating margin percent                          12.0%      12.0%      (4.4%)     (2.8%)      (2.8%)      8.3%       14.0%
Net cash provided by continuing
  operations                                    13,389     13,389     16,483     16,419      16,419     16,808      23,462

Net cash used for investing activities         (17,927)   (17,927)   (13,907)   (16,352)    (16,352)   (17,145)    (24,680)

Net cash used for financing activities          (3,745)    (3,745)    (5,190)    (9,388)     (9,388)   (13,233)     (1,010)

                                       3

Depreciation and amortization (b)               13,458     13,458     11,868     15,962      15,962     14,937      12,035
Capital expenditures                            26,442     26,442     10,380     20,319      20,319     28,840      19,800

Employees at end of period (c)                   1,340      1,340      1,003      1,066       1,066      1,043       1,253

BALANCE SHEET DATA:
Inventories                                      7,502      7,502      5,718      5,928       5,928      6,758       6,273(d)
Working capital                                 30,794     37,518     26,512     21,053      25,851     28,827      40,043(d)
Property, plant and equipment, net              80,759     80,759     62,897     68,758      68,758     64,438      51,381(d)
Total assets                                   165,403    268,263    229,663    145,514     235,715    219,677     217,239(d)
Total stockholders' equity                     122,950    162,269    143,003    107,283     142,808    143,066     139,376(d)
---------------------

(a) Adjusted EBITDA represents income (loss) from continuing operations before income taxes and interest income, plus depreciation and amortization. EBITDA is not presented as a substitute for income from operations, net income or net cash provided by operating activities. RPC has presented
     EBITDA data (which is not a measure of financial performance under accounting principles generally accepted in the United States) because such data is used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity, and to determine a company's ability to service debt.

(b) Depreciation and amortization was derived from the statement of cash flows. This amount differs from depreciation and amortization presented on the statement of income due to depreciation related to the manufacturing of goods which is included in cost of goods sold and services rendered.

(c) Represents employees of continuing operations for all periods presented. This data is unaudited.

(d)  Unaudited.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion is based upon and should be read in conjunction with "Selected Financial Data" "Pro Forma Consolidated Balance Sheet" and the notes thereto and the "Consolidated Financial Statements" included elsewhere in this document. See also cautionary statement concerning forward-looking information above.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2000 Compared To Nine Months Ended September 30, 1999

Revenues. RPC generated revenues of $126,863,000 for the nine months ended September 30, 2000 compared to $76,427,000 for the nine months ended September 30, 1999, an increase of $50,436,000 or 66 percent. Revenues increased as a result of improvements in overall customer activity levels domestically and internationally, especially in Venezuela, the start-up of a pressure pumping service line, and several well control jobs in the United States and various international locations, including Egypt and Argentina.

Beginning in the fourth quarter of 1999, revenues began to improve as customer spending increased in response to higher oil and natural gas prices. At of the end of the third quarter of 2000, the number of active drilling rigs in the United States was approximately 40 percent higher than one year prior. Our services that increase production from existing wells have been increasingly in demand as production companies seek to take advantage of the higher prices for oil and natural gas; there has been less customer emphasis on exploration activities.

Cost of Services Rendered and Goods Sold. Cost of services rendered and goods sold were $79,294,000 for the nine months ended September 30, 2000 compared to $51,580,000 for the nine months ended September 30, 1999. Cost of services rendered and goods sold, as a percent of revenue, decreased from 67 percent for the nine months ended September 30, 1999 to 63 percent for the nine months ended September 30, 2000. This improvement resulted from an improved operating environment allowing for better utilization of our equipment and personnel. In addition, the increasing industry demand for oil and gas services has allowed for slightly improved pricing.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $18,887,000 for the nine months ended September 30, 2000 compared to $16,489,000 for the nine months ended September 30, 1999. This increase of $2,398,000, or 15 percent, was due to additional overhead required to administer the significant growth in the company's oil and gas service business lines. Selling, general and administrative expenses as a percent of revenue fell from 22 percent for the first nine months of 1999 to 15 percent for the first nine months of 2000.

Depreciation and Amortization. Depreciation and amortization were $13,439,000 for the nine months ended September 30, 2000, an increase of $1,696,000 or 14 percent compared to $11,743,000 for the nine months ended September 30, 1999. This increase in depreciation and amortization results primarily from capital expenditures relating to a new pressure pumping service line, and various maintenance and growth capital expenditures in other oil and gas service lines.

Operating Profit (Loss). Operating profit was $15,243,000 for the nine months ended September 30, 2000, an increase of $18,628,000 compared to an operating loss of $3,385,000 for the nine months ended September 30, 1999. This significant improvement in operating profits resulted from improvements in industry conditions in 2000 compared to 1999.

Interest Income. Interest income was $1,037,000 for the nine months ended September 30, 2000 compared to $1,229,000 for the nine months ended September 30, 1999. RPC generates interest income from investment of its available cash primarily in marketable securities. The decrease in interest income results primarily from a decrease in average investable cash balances. See "Liquidity and Capital Resources" for additional explanations.

Income (Loss) from Continuing Operations (net of income taxes). RPC's results of continuing operations improved $11,429,000 from a loss of $1,335,000 for the nine months ended September 30, 1999 to a profit of $10,094,000 for the nine months ended September 30, 2000. This improvement is consistent with the increases in operating profits, as the income tax rate was the same in both periods.

Income from Discontinued Operation (net of income taxes). RPC's powerboat manufacturing segment classified as a discontinued operation, earned $12,149,000 for the nine months ended September 30, 2000 compared to $6,868,000 for the nine months ended September 30, 1999, an increase of $5,281,000 or 77 percent.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Revenues. RPC generated revenues of $107,585,000 in 1999 compared to $140,777,000 in 1998, a decrease of $33,192,000 or 24 percent. The decrease in revenues during 1999 was similar to that experienced by the overall oil and gas services industry and was the result of a perceived imbalance between the supply and demand for oil and natural gas. Despite a significant improvement in the price of oil and natural gas during 1999, exploration and production spending increased only modestly.

Cost of Services Rendered and Goods Sold. Cost of services rendered and goods sold were $71,439,000 in 1999 compared to $83,691,000 in 1998, a decrease of $12,252,000 or 15 percent. Cost of services rendered and goods sold as a percent of revenues increased to 66 percent in 1999 compared to 59 percent in 1998. This increase was the result of significantly lower utilization of our equipment and personnel combined with softness in pricing experienced as a result of declines in overall oil and gas industry activity levels.

Selling, General and Administrative Expenses. Selling, general, and administrative expenses were $23,364,000 in 1999 compared to $30,529,000 in 1998, a decrease of $7,165,000 or 24 percent. The decrease in selling, general, and administrative expenses in 1999 compared to 1998 can be attributed to RPC's efforts to reduce overhead in its oil and gas services businesses because of the reduction in industry activity levels. Also contributing to the reduction was RPC's decision to discontinue some business development efforts unrelated to the oil and gas services industry. Selling, general and administrative expenses as a percent of revenue were 22 percent for 1999 and 1998.

Depreciation and Amortization. Depreciation and amortization were $15,837,000 in 1999 compared to $14,877,000 in 1998, an increase of $960,000 or 6 percent. This increase can be attributed to the capital expenditures in 1998 and 1999 to both rebuild certain of RPC's existing oil and gas services equipment and expand our fleet of equipment.

Operating Profit (Loss). RPC experienced an operating loss in 1999 of $3,055,000 compared to an operating profit of $11,680,000 in 1998, a decrease of $14,735,000. This decrease in operating profits resulted from the rapid decreases in revenues experienced during 1999 due to poor industry conditions. RPC was not able to decrease its costs as quickly as revenues declined.

Interest Income. Interest income was $1,485,000 in 1999 compared to $1,783,000 in 1998. Interest income decreased 17 percent as the result of lower average investable cash balances and moderately lower yields. RPC generates interest income from investment of its available cash primarily in marketable securities. The amount of cash available for investment varies. See "Liquidity and Capital Resources" for additional explanations.

Income from Continuing Operations (net of income taxes). RPC's results of continuing operations, net of income taxes, declined $9,318,000 to a loss of $967,000 in 1999 compared to a profit of $8,351,000 in 1998. This decrease is consistent with the decrease in revenues partially offset by decreases in selling, general and administrative expenses. The income tax rates were the same in both periods.

Income from Discontinued Operation (net of income taxes). RPC's powerboat manufacturing segment, classified as a discontinued operation, earned $9,118,000 in 1999 compared to $7,674,000 in 1998, a 19 percent increase. The increase was due to several factors including, selling 8 percent more boats and selling a larger quantity of higher priced and more profitable deckboats and cruisers.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Revenues. RPC generated revenues of $140,777,000 in 1998 compared to $150,770,000 in 1997, a decrease of $9,993,000 or 7 percent. This decrease was attributed to a number of factors, including a decrease in oil and natural gas prices caused by decreases in demand and the resulting decrease in customer exploration and production activity. Oil and natural gas prices decreased 35 percent and 22 percent, respectively, in 1998 compared to 1997.

Cost of Services Rendered and Goods Sold. Cost of services rendered and goods sold were $83,691,000 in 1998 compared to $90,046,000 in 1997, a decrease of $6,355,000 or 7 percent. The cost of services rendered and goods sold decreased as a result of the reduction in revenues. As a percent of revenues, cost of services rendered and goods sold were 59 percent in 1998 and 60 percent in 1997.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses were $30,529,000 in 1998 compared to $27,694,000 in 1997, an increase of $2,835,000 or 10 percent. This increase was due primarily to increased costs incurred in anticipation of increased oil and gas services business levels. Selling, general and administrative expenses as a percent of revenue was 22 percent in 1998 compared to 18 percent in 1997.

Depreciation and Amortization. Depreciation and amortization were $14,877,000 in 1998 compared to $11,857,000 in 1997, an increase of $3,020,000 or 25 percent. This increase is attributable to the capital expenditures in 1997 and 1998 to rebuild certain of RPC's existing equipment and to expand its fleet of available equipment.

Operating Profit. Operating profit was $11,680,000 in 1998, a decrease of $9,493,000 or 45 percent compared to $21,173,000 in 1997. The decrease in 1998 operating profit resulted from a decline in gross profit caused by the decrease in revenues and an increase in selling, general and administrative expenses and depreciation and amortization, partially offset by decreases in cost of services rendered and goods sold.

Interest Income. Interest income was $1,783,000 in 1998 compared to $2,162,000 in 1997. Interest income decreased 18 percent as the result of lower average investable cash balances and moderately lower yields. RPC generates interest income from investment of its available cash primarily in marketable securities. The amount of cash available for investment varies. See "Liquidity and Capital Resources" for additional explanations.

Income from Continuing Operations (net of income taxes). RPC's income from continuing operations, net of income taxes, was $8,351,000 in 1998 compared to income of $15,684,000 in 1997, a decrease of $7,333,000 or 47 percent. The income tax rates were the same in both periods.

Income from Discontinued Operation (net of income taxes). RPC's powerboat manufacturing segment, classified as a discontinued operation, earned $7,674,000 in 1998 compared to $6,561,000 in 1997, an increase of $1,113,000 or 17 percent. The total number of boats sold in 1998 decreased less than 1 percent compared to 1997 while the average sales price increased 10 percent. Additionally, there was a 2 percent decrease in 1998 compared to 1997 in cost of goods sold as a percent of revenue. This decrease was the result of an emphasis on improving inventory controls.

Liquidity and Capital Resources

Net cash provided by continuing operations was $13,389,000 for the nine months ended September 30, 2000 compared to $16,483,000 for the nine months ended September 30, 1999. The decrease is due primarily to higher working capital requirements necessary to support the increased level of oil and gas services business activity levels. The higher working capital, primarily accounts receivable, was partially offset by increases in net income from continuing operations.

Net cash used for investing activities increased from $13,907,000 for the nine months ended September 30, 1999 to $17,927,000 for the nine months ended September 30, 2000. Capital expenditures during the first nine months of 2000 were $26,442,000 related to the purchase of revenue producing equipment. Funding for capital requirements over the next twelve months is expected to be provided by available cash and marketable securities and cash flow generated from continuing operations.

Net cash used for financing activities was $3,745,000 for the nine months ended September 30, 2000 compared to $5,190,000 for the nine months ended September 30, 1999. This decrease is due primarily to less stock repurchased in 2000 compared to 1999.

Management has commenced preliminary discussions with a number of companies engaged in complementary businesses to explore the potential for mutually beneficial business arrangements. While none of these discussions has progressed to the point where RPC believes a particular transaction is probable, management believes that additional acquisitions, joint ventures and strategic alliances are likely. While RPC has historically completed acquisitions using a combination of cash and seller financing, RPC expects that it may use its stock as acquisition currency following the separation from its powerboat manufacturing business segment.

                                    BUSINESS

General

RPC, Inc. is a Delaware corporation originally organized in 1984 as part of a spin-off from Rollins, Inc. (NYSE:ROL). Two of RPC's businesses, Cudd Pressure Control ("Cudd") and Patterson Services ("Patterson"), have been conducted for more than 20 years.

RPC, Inc. ("RPC") provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and rocky mountain regions, and in selected international markets. The services and equipment provided include among other things, (1) snubbing services, (2) coiled tubing services, (3) pressure pumping services, (4) marine services, (5)
firefighting and well control, and (6) the rental of drill pipe and other specialized oilfield equipment. RPC acts as a holding company for its operating subsidiaries, Cudd Pressure Control, Inc., Patterson Services, Inc. and Patterson Tubular Services, Inc. together with several smaller non-core businesses.

RPC's service lines have been aggregated into two reportable oil and gas services business segments - Technical Services and Support Services - because of the similarities between the financial performance and approach to managing these service lines within each of the segments as well as the economic and business conditions impacting their business activity levels. The Other business segment includes information concerning RPC's business units that do not qualify for separate segment reporting. These business units include an overhead crane fabricator, an enhanced facsimile service provider and other non-oilfield research and development operations. The research and development operations have been scaled back since approximately 1997.

Technical Services include RPC's oil and gas service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed towards improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services business segment consists primarily of snubbing, coiled tubing, pressure pumping, nitrogen, well control, downhole tools, wire line, fluid pumping, hot tapping, gate valve drilling and casing installation services. The principal markets for this business segment include the United States, including the Gulf of Mexico, mid-continent, southwest and rocky mountain regions, and international locations including primarily Algeria and Venezuela. Customers include major multi-national and independent oil and gas producers, and selected nationally owned oil companies.

Support services include RPC's oil and gas service lines that primarily provide equipment for customer use or services to assist customer operations. The equipment and services include drill pipe and related tools, pipe handling, inspection and storage services, work platform marine vessels, and oilfield training services. The demand for these services tends to be influenced primarily by customer drilling-related activity levels. The principal markets for this segment include the United States Gulf of Mexico and the mid-continent regions. Customers include domestic operations of major multi-national and independent oil and gas producers.

Technical Services

The following is a description of the primary service lines conducted within the Technical Services business segment.

Snubbing. Snubbing involves using a high-pressure workover rig that permits an operator to repair damaged casing, production tubing and down-hole production equipment in a high-pressure environment. Using a series of highly sophisticated blowout prevention devices, a snubbing unit makes it possible to remove and replace down-hole equipment in a pressurized environment. Customers benefit because these operations can be performed without removing the pressure from or "killing" the well. "Killing" a well can result in formation damage and may cause difficulties on the subsequent repressurization. Typically, performing snubbing workover operations can be done quickly and is therefore more cost effective than alternative procedures. Since snubbing is a very hazardous process that entails high risk, the snubbing segment of the oil and gas services industry is limited to a few operators who have the experience and knowledge required to safely and efficiently perform such services.

Coiled Tubing. Coiled tubing services involve the injection of coiled tubing into wells to perform various applications and functions for use principally in well-servicing operations. Coiled tubing is a flexible steel pipe with a diameter of less than five inches manufactured in continuous lengths of thousands of feet and wound or coiled around a large reel on a truck or skid-mounted unit. Due to the small diameter of coiled tubing, it can be inserted through existing production tubing and used to perform workovers without using a larger, more costly workover rig. Principal advantages of employing coiled tubing in a workover include; (i) not having to "shut-in" the well during such operations, thereby allowing production to continue and reducing the risk of formation damage to the well, (ii) the ability to reel continuous coiled tubing in and out of a well significantly faster than conventional pipe which must be jointed and unjointed, (iii) the ability to direct fluids into a wellbore with more precision, allowing for localized stimulation treatments and providing a source of energy to power a downhole motor or manipulate downhole tools and (iv) enhanced access to remote or offshore fields due to the smaller size and mobility of a coiled tubing unit. Recent technological improvements to coiled tubing have increased its dependability and durability, expanding coiled tubing's potential uses and markets.

Pressure Pumping Services. Cudd provides pumping services are provided to customers throughout the Gulf Coast and mid-continent regions of the United States. Cudd utilizes complex, truck-or skid-mounted equipment designed and constructed for each specific pumping service offered (see more detailed descriptions below). After such equipment is moved to a well location, it is configured with appropriate connections to perform the specific services required. The mobility of this equipment permits Cudd to provide pressure pumping services in varying geographic areas. Principal materials utilized in the pressure pumping business include, fracturing proppants, acid and bulk chemical additives. Generally, these items are available from several suppliers, and Cudd utilizes more than one supplier for each item.

         Fracturing. Fracturing services are performed to enhance the production of oil and natural gas from formations where the well's natural flow is restricted due to permeability issues. The fracturing process consists of pumping a fluid gel into a cased well at sufficient pressure to "fracture" the formation. Sand, bauxite or synthetic proppant, which is suspended in the gel, is pumped into the fracture to prop it open. The main pieces of equipment used in the fracturing process are the blender, which blends the proppant and chemicals into the fracturing fluid, the pumping unit, which is capable of pumping significant volumes at high pressures, and a monitoring van loaded with real time monitoring equipment and computers used to control the fracturing process. In some cases, fracturing is performed by an acid solution pumped under pressure without a proppant or with small amounts of proppant. An important element of fracturing services is the design of the fracturing treatment, which includes determining the proper fracturing fluid, proppants and injection program to maximize results. Cudd's field engineering staff provides technical evaluation and job design recommendations as an integral element of its fracturing services.

         Acidizing. Acidizing services are performed to enhance the flow rate of oil and natural gas from wells with reduced flow caused by formation damage due to drilling or completion fluids, or the buildup over time of various materials that block the formation. Acidizing entails pumping large volumes of specially formulated acids into reservoirs to dissolve barriers and enlarge crevices in the formation, thereby eliminating obstacles to the flow of oil and natural gas. Cudd maintains a fleet of mobile acid transport and pumping units to provide acidizing services for the onshore market.

Nitrogen. There are a number of uses for nitrogen, an inert gas, in pressure pumping operations. Used alone, it is effective in displacing fluids in various oilfield applications, including underbalanced drilling and pipeline purging. Nitrogen services are used principally in applications which support Cudd's coiled tubing, snubbing and pressure pumping services.

Well Control. Cudd Pressure Control specializes in responding to and controlling oil and gas well emergencies, including blowouts and well fires domestically and internationally. In connection with these services, Cudd, along with Patterson Services, has the capacity to supply the equipment, expertise and personnel necessary to contain the oil and hazardous materials spills and discharges associated with such oil and gas well emergencies, to remediate affected sites and to restore affected oil and gas wells to production. In the last five years,

Cudd has responded to well control situations in several international locations including Argentina, Australia, Bolivia, Colombia, Egypt, India, Peru, Taiwan and Venezuela.

Cudd Pressure Control's professional firefighting staff has more than 340 years of aggregate industry experience in responding to well fires and blowouts. This team of seventeen experts responds to well control projects where hydrocarbons are escaping from a well bore, regardless of whether a fire has occurred. In the most critical situations, there are explosive fires, loss of life, the destruction of drilling and production facilities, substantial environmental damage and the loss of hundreds of thousands of dollars per day in production revenue. Since these events ordinarily arise from equipment failures or human error, it is impossible to predict accurately the timing or scope of this work, although events of catastrophic proportions can result in significant revenues. Additionally, less critical events frequently occur in connection with the drilling of new wells into high-pressure reservoirs. In these situations, the blowout preventers and other safety systems on the drilling rig function according to design and Cudd is then called upon to supervise and assist in the well control effort so that drilling operations can resume as promptly as safety permits.

Downhole Tools. Cudd Pressure Control's division ThruTubing Solutions (TTS) provides proprietary downhole motors and fishing tools to operators and service companies throughout the oil and gas industry. TTS' experience for reliable tool services allows it to work with virtually any coiled tubing unit or snubbing unit that is equipped for the task. TTS' engineered solutions are backed by more than 70 years of "hands on" experience.

Wireline Services. We are a provider of mechanical wireline services. A wireline unit is a spooled wire that can be unwound and lowered into a well carrying various types of tools. Wireline services are used for a variety of purposes, such as: accessing a well to assist in data acquisition or logging activities, fishing tool operations to retrieve lost or broken equipment, pipe recovery, and remedial activities. In addition, wireline services are an integral part of plug and abandonment services.

Special Services. When a valve malfunctions, the only solution may be to drill out the gate or the plug. If pressure is trapped, hot-tapping, a technique of drilling into a medium that is under pressure, is one method of relieving that pressure. Cudd Pressure Control maintains hot tapping and valve drilling equipment capable of drilling out valve seats in an environment with up to 15,000 psi working pressure and hydrogen sulfide. In order to isolate wellheads, valves and other circulating equipment from subsurface or upstream pressure, Cudd Pressure Control also performs freezing operations.

Casing and Torque-Turn Services. Casing and laydown principally consists of installing casing and production tubing into a wellbore. Casing is run to protect the structural integrity of the wellbore and to seal various zones in the well. These services are normally provided during the drilling and completion phases of a well. Production tubing is run inside the casing. Oil and natural gas are produced through the tubing. These services are provided during the completion and workover phases.

Torque-Turn is used on tubulars in the deeper, higher pressured gas wells where connection integrity and leak resistance are most critical. By monitoring the make up of API connections with both torque and turns simultaneously, we are able to achieve the optimum bearing pressure between the connection. The level of bearing pressure directly affects the leak resistance of the connection. The use of the Torque-Turn system allows us to obtain the maximum bearing pressure without permanently deforming the material.

Support Services

The following is a description of the primary service lines conducted within the Support Services business segment.

Rental Tools - RPC rents specialized equipment for use with onshore and offshore oil and gas well drilling, completion and workover activities. The drilling and operation of oil and gas wells generally requires a variety of equipment. The equipment needed is in large part determined by the geological features of the well area and the size of the well itself. As a result, operators and drilling contractors often find it more economical to supplement their inventories with rental tools instead of maintaining a complete inventory of tools.

RPC is strategically located to serve the major staging points for oil and gas activities in the Gulf of Mexico and mid-continent regions.

RPC, through Patterson Rental Tools, offers a broad range of rental tools including:

Blowout Preventors                  Hydraulic Torque Wrenches
Casing Jacks                        Power Swivels
Casing Saws                         Power Tongs
Coflexip Hoses                      Pressure Control Equipment
Drill Collars                       Stabilizers
Drill Pipe                          Test Pumps
Gravel Pack Equipment               Tubulars
Handling Tools                      Tubular Handling Tools
Hole Openers

Marine Services. A liftboat is a self-propelled, self-elevating work platform with legs, cranes and living accommodations. Our fleet consists of five liftboats, two of which have leg lengths of 200 feet or more. Upon arriving at a destination, a liftboat hydraulically lowers its legs until they are positioned on the ocean floor, and then jacks up until the work platform is sufficiently above the water level. Once positioned, the stability, open deck area, crane capacity, and relatively low cost of operation make liftboats ideal work platforms for a wide range of offshore activity from platform construction to plug and abandonment services. Our liftboats have either one or two cranes with lift capacities up to 75 tons. A liftboat's capability to reposition at a work site or to move to another location within a short time adds to their versatility. These boats are also subcontracted to customers in a bare boat charter, whereby RPC provides only the crew to operate the boat. In addition, liftboat services are also highly complementary to RPC's service lines within the Technical Services business segment as it relates to offshore.

Pipe Inspection And Handling Services. Pipe inspection services involve the inspection and testing of the integrity of pipe used in oil and gas wells. These services are provided primarily at RPC's inspection yard located on a water channel near Houston, Texas. Customers rely on tubular inspection services to avoid failure of in-service tubing, casing, flowlines, and drill pipe. Such tubular failures are expensive and in some cases catastrophic. All inspection equipment is maintained and calibrated in strict compliance with API specifications. In addition to electromagnetic inspections of tubulars from 2 3/8" to 13 5/8" and full length ultrasonic inspection of tubulars from 2 3/8" to 20", RPC offers ultrasonic weld line inspections and complete API thread gauging with PD and Ovality. RPC's yard in Houston, Texas is equipped with bulkhead waterfronts, large capacity cranes, specially designed forklifts, and a computerized inventory system to serve a variety of other storage and handling issues. In selecting a provider of tubular inspection and tubular services, oil and gas operators consider such factors as reputation, experience, technology of products offered, reliability and price.

Well Control School. Well Control School provides industry and government accredited training for the oil and gas industry. Well Control School provides this training in various formats including conventional classroom training, interactive computer training and mobile simulator training. Well Control School, through its division, Interactive Training Solutions (ITS), also develops customized training solutions for clients.

Energy  Personnel   International.   Energy  Personnel   International  provides
consultants to the oil and gas industry to meet customers' needs for staff engineering and wellsite management.

Industry

United States. The United States represents the largest single oilfield services market in the world. RPC provides its services to its U.S. customers through a network of locations strategically located including the Gulf of Mexico, Mid-continent, Southwest and Rocky Mountains. Demand for RPC's services in the U.S. is driven by the current and projected prices of oil and natural gas and the resulting drilling activities. Our business tends to be extremely volatile and fluctuates with the price level of these commodities and production-enhancement.

Due to aging oilfields and lower-cost sources of oil internationally, drilling activity in the U.S. has declined more than 75% from its peak in 1981. Record low drilling activity levels were experienced in 1986, 1992 and again in 1999, with April 1999 recording the lowest U.S. drilling rig count in recorded history.

Currently, the industry is in the midst of a dramatic increase in drilling activity in North America. At the end of the second quarter 2000, there were 920 working drilling rigs domestically compared to only 580 at the same time in 1999, a one year increase of approximately 60 percent. This level of activity is only 12 percent below the peak rig count of 1,032 reached in September 1997, the height of the last cycle. Natural gas has been the key driver of the cyclical recovery thus far. Since 1991, gas drilling rigs have typically represented just over 50 percent of the total drilling rig count. However, gas-directed drilling rigs have averaged 80 percent of the total domestic drilling rig count since the record low seen in the second quarter of 1999. Demand for natural gas is continuing to rise, primarily as a result of increased emphasis on gas-fired power generation. Based on the current demand for natural gas as well as the high depletion rates experienced over the past several years, it is anticipated that gas-directed drilling will represent at least 70 percent of the total drilling rig count in the foreseeable future.

Thus, in North America the demand for our services and products associated with natural gas development is currently more robust than demand related to oil drilling. We expect to see continued improvement in oil exploration and development in 2001 and we expect natural gas development activity will continue in North America at the current improved levels as our customers seek to meet increased demand and to replace depleting reserves and inventory levels.

International. RPC operates in several countries including the major international oil and natural gas producing areas of Algeria, Argentina, Bolivia, Colombia, Gabon, Indonesia, Mexico and Venezuela. RPC provides services to its international customers through wholly owned foreign subsidiaries or branch locations. The international market is somewhat less volatile than the U.S. market although prone to risk of political uncertainties. Due to the significant investment and complexity in international projects, drilling decisions relating to such projects tend to be evaluated and monitored with a longer-term perspective with regard to oil and natural gas pricing. Additionally, the international market is dominated by major oil companies and national oil companies which tend to have different objectives and more operating stability than the typical independent producer does in the U.S. International activities have been increasingly important to RPC's results of operations since 1995, when RPC implemented a strategy to expand its international presence.

Growth Strategies

RPC's primary objective is to provide stockholders with excellent long-term returns on their investment through income growth and asset appreciation. This objective will be pursued through strategic investments and opportunities designed to enhance the long-term value of RPC while improving market share, product offerings and the profitability of existing businesses. Growth strategies are focused on selected areas and markets in which there exist opportunities for higher market growth or penetration or enhanced returns through consolidations or through the provision of proprietary value-added products and services. RPC does not seek to provide all products and services necessary for the exploration and development of oil and gas reserves. Rather it intends to focus on specific market segments in which it believes that it has a competitive advantage or there exists significant growth potential.

RPC seeks to expand its service capabilities through a combination of internal growth, acquisitions, joint ventures and strategic alliances. Because of the fragmented nature of the oil and gas services industry, RPC believes a number of attractive acquisition opportunities exist. The oil and gas services business is generally characterized by a small number of dominant global competitors and a significant number of locally oriented businesses, many of which tend to be viable acquisition targets. RPC believes that the owners of locally oriented companies may be willing to consider becoming part of a larger organization.

Customers

Demand for RPC's services and products depends primarily upon the number of oil and natural gas wells being drilled, the depth and drilling conditions of such wells, the number of well completions and the level of workover activity worldwide. RPC's principal customers consist of major and independent oil and natural gas producing companies. During the first nine months of 2000, RPC provided oilfield services to several hundred customers, none of which accounted for more than 6 percent of consolidated revenues. While the loss of certain of RPC's largest customers could have a material adverse effect on Company revenues and operating results in the near term, management believes RPC would be able to obtain other customers for its services in the event of a loss of any of its largest customers.

Competition

RPC competes in highly competitive areas of the oilfield service industry. The products and services of each of RPC's principal industry segments are sold in highly competitive markets, and its revenues and earnings are affected by changes in competitive prices, fluctuations in the level of activity in major markets, general economic conditions and governmental regulation. RPC competes with oil and gas industry's largest integrated oilfield service companies. RPC believes that the principal competitive factors in the market areas that it serves are product and service quality, availability, price and technical proficiency.

Employees

As of September 30, 2000, RPC had approximately 1,340 employees. None of the employees is represented by a union or covered by a collective bargaining agreement. RPC believes that it has good relations with its employees.

Proposed Spin-Off; Discontinued Operation

RPC's powerboat manufacturing business segment is classified for accounting purposes as a discontinued operation in light of the board of directors' approval of the 100% spin-off of that business to our stockholders. This business is conducted through Marine Products, a newly formed holding company, the sole asset of which consists of the stock of Chaparral.

Chaparral is a leading company in the recreational powerboat industry. Chaparral designs, manufactures, and sells recreational fiberglass powerboats in the stern-drive, sportboat, and cruiser markets. According to state boater registrations in the stern-drive market, Chaparral is the third largest stern-drive boatbuilder in the United States. Chaparral has a reputation for superior quality evidenced by twenty-one Powerboat Magazine Awards for Product Excellence, including seven coveted "Boat of the Year" awards.

Chaparral sells its three lines of powerboats to a nationwide network of independent authorized dealers. These lines consist of sportboats, deckboats, and cruisers. New models are introduced each year, with each model generally being manufactured for up to five years before being replaced or discontinued. Operations are somewhat seasonal in nature with the second quarter recording the highest sales volume for the year. Chaparral's dealer network now includes more than 135 domestic dealers and 60 international dealers.

Additional information regarding Marine Products Corporation may be found in its Registration Statement on Form 10, filed with the Securities and Exchange Commission on February 12, 2001.

Facilities/Equipment

RPC's equipment consists primarily of oil and gas services equipment used either in servicing customer wells. Substantially all of this equipment is owned and unencumbered. RPC both owns and leases regional and district facilities from which its oilfield services are provided to land-based and offshore customers. RPC's principal executive offices in Atlanta, Georgia are leased. RPC believes that its facilities are adequate for its current operations. RPC owns and operates five offshore liftboats, including three in Venezuela and two in the Gulf of Mexico. For additional information with respect to RPC's lease commitments, see Note 9 of the Notes to Consolidated Financial Statements.

Governmental Regulation

RPC's business is significantly affected by state and federal laws and other regulations relating to the oil and gas industry. RPC cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on it, its businesses or financial condition.

Intellectual Property

RPC uses several patented items in its operations, which management believes are important but are not indispensable to RPC's operations. Although RPC anticipates seeking patent protection when possible, it relies to a greater extent on the technical expertise and know-how of its personnel to maintain its competitive position.

Legal Proceedings

RPC is a party to various routine legal proceedings primarily involving commercial claims, workers' compensation claims and claims for personal injury. RPC insures against these risks to the extent deemed prudent by its management, but no assurance can be given that the nature and amount of such insurance will in every case fully indemnify RPC against liabilities arising out of pending and future legal proceedings related to its business activities. While the outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty, management believes that the outcome of all such proceedings, even if determined adversely, would not have a material adverse effect on RPC's business or financial condition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Directors and Stockholders of RPC, Inc.:

We have audited the accompanying consolidated balance sheets of RPC, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RPC, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                              /s/ Arthur Andersen LLP
                                              Arthur Andersen LLP


Atlanta, Georgia
September 29, 2000

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands except share information)
-------------------------------------------------------------------------------------------------------------
December 31,                                                                          1999              1998
-------------------------------------------------------------------------------------------------------------

ASSETS
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                  $         4,847   $         6,549
Marketable securities                                                                4,798             3,414
Accounts receivable, net                                                            33,454            23,080
Inventories                                                                          5,928             6,758
Deferred income taxes                                                                5,612             8,344
Federal income taxes receivable                                                      1,806             3,673
Prepaid expenses and other current assets                                            1,786             1,636
-------------------------------------------------------------------------------------------------------------
Current assets                                                                      58,231            53,454
-------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                  68,758            64,438
Goodwill, net of accumulated amortization
      of $796 in 1999 and $521 in 1998                                               4,330             2,040
Marketable securities                                                               24,871            29,507
Other assets                                                                           893               724
Net assets of discontinued operation                                                78,632            69,514
-------------------------------------------------------------------------------------------------------------
Total assets                                                               $       235,715   $       219,677
-------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                           $        11,617   $         4,624
Accrued payroll and related expenses                                                 4,758             3,318
Accrued insurance expenses                                                           7,092             5,764
Accrued state, local and other taxes                                                 4,164             3,849
Current portion of long-term debt                                                      255               659
Other accrued expenses                                                               4,494             6,413
-------------------------------------------------------------------------------------------------------------
Current liabilities                                                                 32,380            24,627
-------------------------------------------------------------------------------------------------------------
Payable to Marine Products Corporation                                              54,676            47,057
Long-term accrued insurance expenses                                                 3,684             3,308
Long-term debt                                                                       1,547               636
Deferred income taxes                                                                  620               983
-------------------------------------------------------------------------------------------------------------
Total liabilities                                                                   92,907            76,611
-------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Common stock, $.10 par value,
 79,000,000 shares authorized,
 28,262,463 shares issued in 1999,
 28,887,872 shares issued in 1998                                                    2,826             2,888
Capital in excess of par value                                                      22,548            26,538
Earnings retained                                                                  117,434           113,640
-------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                         142,808           143,066
-------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $       235,715   $       219,677
-------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands except per share data)
-------------------------------------------------------------------------------------------------------------
Years ended December 31,                                                   1999           1998          1997
-------------------------------------------------------------------------------------------------------------
REVENUES                                                          $     107,585  $     140,777  $    150,770
Cost of services rendered and goods sold                                 71,439         83,691        90,046
                                                                  -------------- -------------- -------------
Gross profit                                                             36,146         57,086        60,724
Selling, general and administrative expenses                             23,364         30,529        27,694
Depreciation and amortization                                            15,837         14,877        11,857
                                                                  -------------- -------------- -------------
Operating profit (loss)                                                  (3,055)        11,680        21,173
Interest income                                                           1,485          1,783         2,162
                                                                  -------------- -------------- -------------
Income (loss) from continuing operations
     before income taxes                                                 (1,570)        13,463        23,335
Income tax provision (benefit)                                             (603)         5,112         7,651
                                                                  -------------- -------------- -------------
Income (loss) from continuing operations                                   (967)         8,351        15,684
Income from discontinued operation, net of income
     taxes of $5,599 in 1999, $4,709 in 1998
     and $4,067 in 1997                                                   9,118          7,674         6,561
                                                                  -------------- -------------- -------------
Net income                                                        $       8,151  $      16,025  $     22,245
                                                                  ============== ============== =============
EARNINGS PER SHARE - BASIC
Income (loss) from continuing operations                          $       (0.03) $        0.29  $       0.54
Income from discontinued operation                                         0.32           0.26          0.22
                                                                  -------------- -------------- -------------
Net income                                                        $        0.29  $        0.55  $       0.76
                                                                  ============== ============== =============

EARNINGS PER SHARE - DILUTED
Income (loss) from continuing operations                          $       (0.03)  $       0.29  $       0.53
Income from discontinued operation                                         0.32           0.26          0.22
                                                                  -------------- -------------- -------------
Net income                                                        $        0.29   $       0.55  $       0.75
                                                                  ============== ============== =============
-------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands)
---------------------------------------------------------------------------------------------------------------------
Three Years ended                                    Common   Capital in Excess          Earnings           Treasury
December 31, 1999                                     Stock        of Par Value          Retained              Stock
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                       $     1,471    $        35,176      $      81,555        $       403
Two-for-one stock split                               1,487             (1,487)                --                 --
Stock issued for stock incentive plans, net              20              1,522               (520)               215
Net income                                               --                 --             22,245                 --
Dividends declared                                       --                 --             (1,475)                --
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                             2,978             35,211            101,805                618
Stock issued for stock incentive plans, net               5                437                (82)                19
Stock purchased and retired                             (95)            (9,110)                --               (637)
Net income                                               --                 --             16,025                 --
Dividends declared                                       --                 --             (4,108)                --
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                             2,888             26,538            113,640                 --
Stock issued for stock incentive plans, net              14                758               (355)                --
Stock purchased and retired                             (76)            (4,748)                --                 --
Net income                                               --                 --              8,151                 --
Dividends declared                                       --                 --             (4,002)                --
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                       $     2,826    $         22,548     $     117,434        $        --
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands)
----------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                                  1999              1998              1997
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                       $         8,151    $        16,025     $      22,245
Noncash charges (credits) to earnings:
     Depreciation and amortization                                        15,962             14,937            12,035
     Gain on sale of equipment and property                               (1,474)            (2,349)           (2,032)
     Deferred income tax provision (benefit)                               2,369               (778)             (338)
     Income from discontinued operation                                   (9,118)            (7,674)           (6,561)
(Increase) decrease in assets:
     Accounts receivable                                                 (10,374)             7,470            (7,866)
     Inventories                                                             830               (485)             (223)
     Federal income taxes receivable                                       1,867             (3,673)               --
     Prepaid expenses and other current assets                              (150)              (108)             (207)
     Other noncurrent assets                                                (169)               452               428
Increase (decrease) in liabilities:
     Accounts payable                                                      6,985             (2,324)            1,393
     Federal income taxes payable                                             --             (1,060)              971
     Accrued payroll and related expenses                                  1,440             (1,792)            1,154
     Accrued insurance expenses                                            1,704             (1,628)            1,041
     Other accrued expenses                                               (1,604)              (205)            1,422
----------------------------------------------------------------------------------------------------------------------
Net cash provided by continuing operations                                16,419             16,808            23,462
Net cash provided by discontinued operation                                7,619              5,414             7,555
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                 24,038             22,222            31,017
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Capital expenditures                                                     (20,319)           (28,840)          (19,800)
Proceeds from sale of equipment and property                               2,103              3,657             2,498
Net sale (purchase) of marketable securities                               3,252              8,038            (8,010)
Other                                                                     (1,388)                --               632
----------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                   (16,352)           (17,145)          (24,680)
----------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Payment of dividends                                                      (4,002)            (4,108)           (1,475)
Reduction of long-term debt                                                 (680)              (877)               --
Cash paid for common stock purchased and retired                          (4,815)            (8,587)               --
Proceeds received upon exercise of stock options                             109                339               465
----------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                    (9,388)           (13,233)           (1,010)
----------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                      (1,702)            (8,156)            5,327
Cash and cash equivalents at beginning of year                             6,549             14,705             9,378
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $         4,847  $           6,549     $      14,705
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements

                   Notes to Consolidated Financial Statements

                           RPC, Inc. and Subsidiaries
                  Years ended December 31, 1999, 1998, and 1997

Note 1: Significant Accounting Policies

Principles of Consolidation--The consolidated financial statements include the accounts of RPC, Inc. and its wholly owned subsidiaries ("RPC"). All material intercompany accounts and transactions have been eliminated. In January 2000, the Board of Directors authorized management to pursue a plan to distribute the Powerboat Manufacturing Segment of the Company to RPC stockholders. Accordingly, as discussed in Note 2, this segment has been accounted for as a discontinued operation and the accompanying consolidated financial statements for all periods presented have been restated to report separately the net assets and operating results of this discontinued operation.

Nature of Operations--RPC provides a broad range of specialized oil and gas services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties in the United States Gulf of Mexico and mid-continent regions, and in selected international markets. These services and equipment include among other things,
(1) snubbing services, (2) coiled tubing services, (3) firefighting and well control, and (4) the rental of drill pipe and other specialized oilfield equipment. RPC acts as a holding company for its operating subsidiaries, Cudd Pressure Control, Inc., Patterson Services, Inc. and Patterson Tubular Services, Inc. along with several smaller non-oilfield businesses.

Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue--Revenue is recognized at the time services are performed or goods are delivered.

Cash Equivalents--Highly liquid investments with original maturities of 3 months or less are considered to be cash equivalents.

Marketable Securities--Marketable securities are classified as either "trading" or "available-for-sale," which requires reporting at fair value on the balance sheet. Any unrealized gains and losses on trading securities are included in earnings. For available-for-sale securities, any unrealized gains and losses are excluded from earnings and, if significant, reported in a separate component of stockholders' equity. As of December 31, 1999 and 1998, the difference between fair value and cost for both classifications was not material.

Investments with original maturities between 3 and 12 months are considered to be current marketable securities. Investments with original maturities greater than 12 months are considered to be noncurrent marketable securities.

Inventories--Inventories, which consist principally of (i) products which are consumed in RPC's services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufacturing components and attachments for equipment used in providing services, are recorded at the lower of cost (first-in, first-out basis) or market value.

Long-Lived Assets--Long-lived assets and certain intangibles are reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically reviews the values assigned to long-lived assets, such as property, plant and equipment and other assets, to determine if any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

Property, Plant and Equipment--Depreciation is provided principally on a straight-line basis over the estimated useful lives of assets. Annual provisions for depreciation are computed using the following useful lives: operating equipment and property, 3 to 10 years; buildings and leasehold improvements, 15 to 30 years; furniture and fixtures, 5 to 7 years; and vehicles, 3 to 5 years. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal with the resulting gain or loss credited or charged to income. Expenditures for additions, major renewals, and betterments are capitalized.

Intangibles--Intangibles represent the excess of the purchase price over the fair value of net assets of businesses acquired and noncompete agreements related to businesses acquired. Intangibles are presented net of accumulated amortization and are amortized using the straight-line method over a period not exceeding 20 years or the period of the noncompete agreement.

Insurance Expenses--RPC self insures, up to specified limits, certain risks related to general liability, product liability, workers' compensation, and vehicle liability. The estimated cost of claims under the self-insurance program is accrued as the claims are incurred (although actual settlement of the claims may not be made until future periods) and may subsequently be revised based on developments relating to such claims. The noncurrent portion of these estimated outstanding claims is classified as long-term accrued insurance expense.

Income Taxes--Deferred tax liabilities and assets are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Earnings per Share--Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," requires a basic earnings per share and diluted earnings per share presentation. The two calculations differ as a result of common stock equivalents and restricted shares included in diluted earnings per share, but excluded in basic earnings per share. A reconciliation of the weighted shares outstanding is as follows:

                                   1999               1998               1997
---------------------- ----------------- ------------------ ------------------
Basic                        28,177,251         28,987,345         29,181,668
Common stock
   equivalents and
   restricted shares            256,089            377,870            423,195
---------------------- ----------------- ------------------ ------------------
Diluted                      28,433,340         29,365,215         29,604,863
---------------------- ----------------- ------------------ ------------------

New Accounting Standards - SFAS No. 133 , "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires entities to recognize all instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. RPC does not anticipate the adoption of this standard to have a material impact on its financial position or results of operations.

Note 2: Discontinued Operation

In January 2000, the Board of Directors of RPC, Inc. announced that it planned to spin off to stockholders the business conducted through Chaparral Boats, Inc. ("Chaparral"), RPC's Powerboat Manufacturing Segment (the "spin-off"). The spin-off transaction was approved by RPC's Board of Directors on February 12, 2001. RPC will accomplish the spin-off by contributing 100% of the issued and outstanding stock of Chaparral to Marine Products Corporation (a Delaware corporation) ("Marine Products"), a newly formed wholly-owned subsidiary of RPC, and then distributing the common stock of Marine Products to RPC stockholders. RPC stockholders will receive 0.6 shares of Marine Products Common Stock for each share of RPC Common Stock owned as of the record date. Based on an Internal Revenue Service Private Letter ruling, the spin-off will be tax-free to RPC and RPC stockholders, except for cash received for any fractional shares. If the facts upon which the letter ruling is based are materially different from the facts at the time of the spin-off, the spin-off could be taxable to RPC stockholders, to RPC, or to both stockholders. Immediately after the spin-off is completed, RPC will not own any shares of Marine Products common stock, and Marine Products will be an independent public company. The actual number of shares of Marine Products Common Stock to be distributed will depend on the number of shares of RPC Common Stock outstanding on the record date.

The Powerboat Manufacturing Segment of RPC has been accounted for as a discontinued operation and, accordingly, the accompanying consolidated financial statements of RPC have been restated to report separately the net assets and operating results of this discontinued operation. A summary of the net assets of this segment is as follows (in thousands):

December 31,                                         1999            1998
------------------------------------------- ------------------ ---------------

Current assets                                   $ 21,744          $ 19,070
Property, plant and equipment, net                  6,714             5,768
Goodwill, net                                       4,676             5,361
Receivable from RPC, Inc.                          54,676            47,057
Other assets                                          358               329
Current liabilities                                (9,230)           (7,798)
Long-term liabilities                                (306)             (273)
------------------------------------------- ------------------ ---------------
Net assets of discontinued operation             $ 78,632          $ 69,514
------------------------------------------- ------------------ ---------------

A summary of the operating results of RPC's Powerboat Manufacturing Segment is as follows (in thousands):

Years ended December 31,               1999           1998           1997
---------------------------------- -------------- -------------- ------------

Revenues                             $ 122,878      $ 103,497        $ 95,029
Operating income                        14,484         12,143          10,414
Income before income taxes              14,717         12,383          10,628
Income tax provision                     5,599          4,709           4,067
---------------------------------- -------------- -------------- ------------
Net income                             $ 9,118        $ 7,674         $ 6,561
---------------------------------- -------------- -------------- ------------

In conjunction with the spin-off, RPC and Marine Products have entered into various agreements that address the allocation of assets and liabilities between the two companies and that define the companies' relationship after the separation. These include the Distribution Agreement and Plan of Reorganization, the Transition Support Services Agreement, the Employee Benefits Agreement, and the Tax Sharing Agreement.

The Distribution Agreement and Plan of Reorganization provides for the principal corporate transactions required to effect the spin-off including the distribution ratio of Marine Products shares to RPC shares, the contribution of cash by RPC to Marine Products at the date of the spin-off, and the cancellation of any remaining intercompany balances.

The Transition Support Services Agreement provides for RPC to provide certain services, including financial reporting and income tax administration, acquisition assistance, etc. to Marine Products until the agreement is terminated by either party. During 1999, 1998, and 1997, RPC allocated expenses for these services to Marine Products totaling $1,966,000, $1,777,000, and $1,341,000, respectively. The allocation was based on Marine Products' revenue as a percent of RPC's total revenue. Management believes that such allocation methodology is reasonable. The costs allocated to Marine Products for these services are not necessarily indicative of the costs that would have been incurred if Marine Products had been a separate, independent entity and had otherwise independently managed these functions. Subsequent to the spin-off, Marine Products will reimburse RPC for its allocable share of costs incurred for services rendered on behalf of Marine Products.

The Employee Benefits Agreement provides for Marine Products to continue participating subsequent to the spin-off in two RPC sponsored benefit plans, specifically, the defined contribution 401(k) plan and the defined benefit retirement income plan. It also sets forth the method of handling the stock options and other stock incentive awards issued to RPC employees that will be employed by Marine Products subsequent to the spin-off.

The Tax Sharing Agreement provides for the treatment of income tax matters for periods through the date of the spin-off and responsibility for any adjustments as a result of audit by any taxing authority. The general terms provide for the indemnification for any tax detriment incurred by one party caused by the other party's action.

Subsequent to December 31, 1999, RPC recorded an after-tax gain of $4,227,000. The gain is a result of Chaparral's receipt, in the first quarter of 2000, of its share of a non-refundable $35 million settlement payment made by Brunswick Corporation (Brunswick), a major engine supplier, to the members of the American Boatbuilders Association (ABA), a buying group which includes Chaparral. Under the terms of this agreement between the ABA and Brunswick, additional payments were to be made to the ABA depending on the final judgment or settlement of a lawsuit brought by Independent Boatbuilders Association (IBBI), another buying group supplied engines by Brunswick. In March 2000, the U.S. Court of Appeals for the Eighth Circuit ordered the trial court to enter a judgment for Brunswick, thereby reversing the initial decision in favor of IBBI. No additional payments will be received by Marine Products in connection with this settlement.

Note 3: Accounts Receivable

Accounts receivable, net, at December 31, 1999, of $33,454,000 and at December 31, 1998, of $23,080,000 are net of allowances for doubtful accounts of $4,590,000 in 1999, and $6,927,000 in 1998.

Note 4: Inventories

Inventories consist of the following:

December 31,                                 1999                  1998
-------------------------------------- ----------------------------------------
                                                   (in thousands)
-------------------------------------- ----------------------------------------
Raw materials and supplies                       $3,798            $3,984
Work in process                                   1,426               995
Finished goods                                      704             1,779
-------------------------------------- --------------------- ------------------
Total inventories                                $5,928            $6,758
====================================== ===================== ==================

Note 5: Property, Plant and Equipment

Property, plant and equipment are presented at cost net of accumulated depreciation and consist of the following:

December 31,                                    1999                  1998
----------------------------------------- ------------------------------------
                                                      (in thousands)
----------------------------------------- ------------------------------------
Operating equipment and property               $ 183,442           $ 172,513
Buildings                                         12,707              12,102
Furniture and fixtures                             3,959               3,927
Vehicles                                          18,092              16,551
Land                                               4,649               4,663
Construction in progress                             493                  --
----------------------------------------- --------------------- --------------
Gross property, plant and equipment              223,342             209,756
Less:  accumulated depreciation                  154,584             145,318
----------------------------------------- --------------------- --------------
Net property, plant and equipment               $ 68,758            $ 64,438
========================================= ===================== ==============

Note 6: Income Taxes

The following table lists the components of the (benefit) provision for income taxes:

Year ended December 31,                          1999           1998           1997
-------------------------------------------- -------------- -------------- --------------
                                                           (in thousands)
-------------------------------------------- -------------- -------------- --------------
Current:
     Federal                                   ($ 2,874)       $ 5,511         $ 7,833
     State                                          (98)           379             156
Deferred                                          2,369           (778)           (338)
-------------------------------------------- -------------- -------------- --------------
Total income tax (benefit) provision           ($   603)       $ 5,112         $ 7,651
============================================ ============== ============== ==============

A reconciliation between the federal statutory rate and RPC's effective tax rate is as follows:

Year ended December 31,           1999            1998           1997
----------------------------- -------------- --------------- -------------
Federal statutory rate           35.0%          35.0%           35.0%
State income taxes                4.1            1.8             0.4
Other                            (0.7)           1.2            (2.6)
----------------------------- -------------- --------------- -------------
Effective tax rate               38.4%          38.0%           32.8%
============================= ============== =============== =============

The components of the net deferred tax assets (liabilities) are as follows:

December 31,                                                  1999                   1998
------------------------------------------------------- --------------------- ------------------
                                                                         (in thousands)
------------------------------------------------------- --------------------- ------------------
Current deferred tax assets:
     Self-insurance reserves                                     $ 2,111           $ 2,158
     Bad debt reserves                                             1,726             2,249
     State, local & other taxes                                      698               669
     Payroll accruals                                                786               890
     All others                                                      291             2,378
------------------------------------------------------- --------------------- ------------------
Total current deferred tax assets                                $ 5,612           $ 8,344
------------------------------------------------------- --------------------- ------------------

Noncurrent deferred tax assets (liabilities):
     Self-insurance reserves                                     $ 1,761           $ 1,375
     Depreciation                                                 (2,191)           (2,079)
     All others                                                     (190)             (279)
------------------------------------------------------- --------------------- ------------------
Total noncurrent deferred tax liabilities:                        ($ 620)           ($ 983)
------------------------------------------------------- --------------------- ------------------

Total income tax payments, net of refunds, were $1,616,000 in 1999, $12,765,000 in 1998, and $11,260,000 in 1997.

Note 7: Payable to Marine Products Corporation

At December 31, 1999 and 1998, the consolidated balance sheets reflect a Payable to Marine Products. This represents the amount of cash transferred from Marine Products to RPC since RPC's acquisition of Chaparral in 1986. At the spin-off, RPC will establish a cash balance at Marine Products of approximately $15 million. The remaining Payable to Marine Products after the $15 million cash balance is established will be cancelled and RPC's retained earnings will be increased by an equal amount.

Note 8: Long-Term Debt

The fair value of the long-term debt approximates the carrying value. All obligations are collateralized by equipment and property.

At December 31, 1999, future minimum payments on long-term debt and capitalized lease obligations were as follows:

----------------------------------------------------------------------------
                              (in thousands)
----------------------------------------------------------------------------
2000                                                              $ 255
2001                                                                626
2002                                                                526
2003                                                                395
2004                                                                 --
------------------------------------------------------------ ---------------
Total minimum principal payments                                $ 1,802
------------------------------------------------------------ ---------------

The long-term debt of RPC as of December 31, 1999, and December 31, 1998, is summarized as follows:

------------------------------------------------------------------------------------------------------------
                                              (in thousands)
------------------------------------------------------------------------------------------------------------
                                                   Range of Interest
          Type               Maturity Dates              Rates                 1999              1998
------------------------- ---------------------- ----------------------- ------------------ ----------------
Notes payable                   2001-2002              6.25-8.50%            $ 1,703             $ 820
Capital leases                    2003                   10.99%                   99               475
------------------------- ---------------------- ----------------------- ------------------ ----------------
Total debt                                                                     1,802             1,295
Less current portion                                                             255               659
------------------------- ---------------------- ----------------------- ------------------ ----------------
Long-term debt                                                               $ 1,547             $ 636
------------------------- ---------------------- ----------------------- ------------------ ----------------

The net book value of equipment under capital leases was $801,000 at December 31, 1999.

Note 9: Commitments and Contingencies

Minimum annual rentals, principally for noncancelable real estate leases with terms in excess of one year, in effect at December 31, 1999, are summarized in the following table:

----------------------------------------------------------------------------
                              (in thousands)
----------------------------------------------------------------------------
2000                                                            $ 1,067
2001                                                                684
2002                                                                360
2003                                                                262
2004                                                                174
Thereafter                                                           18
------------------------------------------------------------ ---------------
Total rental commitments                                        $ 2,565
------------------------------------------------------------ ---------------

Total rental expense charged to operations was $2,014,000 in 1999, $2,514,000 in 1998, and $3,610,000 in 1997.

RPC is a defendant in a number of lawsuits which allege that plaintiffs have been damaged as a result of the rendering of services by RPC personnel and equipment. RPC is vigorously contesting these actions. Management is of the opinion that the outcome of these lawsuits will not have a material adverse effect on the financial position or results of operations or liquidity of RPC.

Note 10: Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed in Accounting Principles Board ("APB") Opinion No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

RPC has elected to account for its stock-based  compensation plans under APB No.
25. The Company has computed for pro forma disclosure purposes the value of all options granted during 1999, 1998, and 1997 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants:

-------------------------------- -------------- --------------- -------------
                                     1999            1998           1997
-------------------------------- -------------- --------------- -------------
Risk free interest rate             4.6%            5.4%           6.2%
Expected dividend yield              1%              2%             0%
Expected lives                     7 years        7 years         7 years
Expected volatility                34-37%          31-34%         26-31%
-------------------------------- -------------- --------------- -------------

The total fair value of options granted to RPC and Marine Products employees was computed as follows:

----------------------------- -------------- --------------- -------------
Years ended December 31,          1999            1998           1997
----------------------------- -------------- --------------- -------------
                                            (in thousands)
----------------------------- --------------------------------------------
Continuing operations              $ 583           $ 731          $ 277
Discontinued operation               159             361            247
----------------------------- -------------- --------------- -------------
     Total                         $ 742         $ 1,092          $ 524
----------------------------- -------------- --------------- -------------

The total fair value of options granted would be amortized over the vesting period of the options. If RPC had accounted for these plans in accordance with SFAS No. 123, RPC's reported pro forma net income and pro forma net income per share would have been as follows:


------------------------------------------- -------------- --------------- -------------
Year ended December 31,                         1999            1998           1997
------------------------------------------- -------------- --------------- -------------
                                                         (in thousands)
------------------------------------------- -------------- --------------- -------------
As reported
Income (loss)
     Continuing operations                     $  (967)        $ 8,351       $ 15,684
     Discontinued operation                      9,118           7,674          6,561
                                            -------------- --------------- -------------
     Net Income                                $ 8,151        $ 16,025       $ 22,245
Income (loss) per share
     Continuing operations                     $ (0.03)        $  0.29        $  0.53
     Discontinued operation                       0.32            0.26           0.22
                                            -------------- --------------- -------------
     Net Income                                $  0.29         $  0.55        $  0.75

Pro forma
Income (loss)
     Continuing operations                    $ (1,174)        $ 8,219       $ 15,635
                                            -------------- --------------- -------------
     Discontinued operation                      9,022           7,599          6,528
     Net Income                                $ 7,848        $ 15,818       $ 22,163
Income (loss) per share
     Continuing operations                     $ (0.04)        $  0.28        $  0.53
     Discontinued operation                       0.32            0.26           0.22
                                            -------------- --------------- -------------
     Net Income                                $  0.28         $  0.54        $  0.75

Note 11: Employee Benefit Plans

Retirement Plan--RPC has a tax-qualified defined benefit, noncontributory, trusteed retirement income plan that covers substantially all RPC and Marine Products employees with at least one year of service. Benefits are based on an employee's years of service and compensation near retirement. RPC has the right to terminate or modify the plan at any time.

The following table sets forth the funded status of the retirement income plan and the amounts recognized in RPC's consolidated balance sheets:

-------------------------------------------------- ----------------------- --------------------
December 31                                                       1999                   1998
-------------------------------------------------- ----------------------- --------------------
                                                                         (in thousands)
-------------------------------------------------- ----------------------- --------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                         $ 20,126              $16,172
Service cost                                                       1,031                  914
Interest cost                                                      1,453                1,343
Actuarial (gain) loss                                             (2,115)               2,244
Benefits paid                                                       (699)                (547)
-------------------------------------------------- ----------------------- --------------------
Benefit obligation at end of year                                 19,796               20,126
-------------------------------------------------- ----------------------- --------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year                    18,107               16,493
Actual return on plan assets                                       1,136                2,161
Benefits paid                                                       (699)                (547)
-------------------------------------------------- ----------------------- --------------------
Fair value of plan assets at end of year                          18,544               18,107
-------------------------------------------------- ----------------------- --------------------
Funded status                                                     (1,252)              (2,019)
Unrecognized net asset                                              (482)                (674)
Unrecognized net loss                                                824                2,458
Unrecognized prior service cost                                      (14)                 (25)
-------------------------------------------------- ----------------------- --------------------
Net accrued benefit cost                                    ($       924)         ($      260)
-------------------------------------------------- ----------------------- --------------------
ACTUARIAL PRESENT VALUE OF
     BENEFIT OBLIGATIONS:
Accumulated benefit obligation                                   $16,192              $16,928
-------------------------------------------------- ----------------------- --------------------
Plan assets at fair value                                        $18,544              $18,107
-------------------------------------------------- ----------------------- --------------------

RPC's funding policy is to contribute to the retirement income plan the amount required, if any, under the Employee Retirement Income Security Act of 1974. No contributions were required in 1999, 1998, and 1997.

The components of net periodic benefit cost are summarized as follows:

------------------------------------------------ ---------------- --------------- ---------------
Year ended December 31,                               1999             1998            1997
------------------------------------------------ ---------------- --------------- ---------------

Service cost for benefits earned during the
     period                                      $     1,031      $        914    $         602
Interest cost on projected benefit obligation          1,453             1,342            1,053
Expected return on plan assets                        (1,680)           (1,531)          (2,243)
Net amortization and deferral                           (141)             (156)             674
------------------------------------------------ ---------------- --------------- ---------------
Net periodic benefit cost                        $       663      $        569    $          86
------------------------------------------------ ---------------- --------------- ---------------

Total retirement plan cost attributable to Marine Products, which is included in net periodic benefit cost above, was $136,000 in 1999, $127,000 in 1998, and $93,000 in 1997, respectively.

The weighted average assumptions were as follows:

--------------------------------- ---------------- --------------- -------------
December 31,                           1999             1998           1997
--------------------------------- ---------------- --------------- -------------
Discount rate                           8.00%             7.00%           7.50%
Expected return on plan assets          9.50%             9.50%           9.50%
Rate of compensation increase           5.00%             4.00%           4.50%
--------------------------------- ---------------- --------------- -------------

401(k) Plan--RPC sponsors a defined contribution 401(k) plan that is available to substantially all full-time employees with more than six months of service. This plan allows employees to make tax-deferred contributions of up to 15 percent of their annual compensation, not exceeding the permissible deduction imposed by the Internal Revenue Code. RPC matches 40 percent of each employee's contributions up to 3 percent of the employee's compensation. Employees vest in the RPC contributions after five years of service. Marine Products will continue participating subsequent to the spin-off in the RPC sponsored defined contribution 401(k) plan. The charges to expense for RPC's contributions were $356,000 in 1999, $392,000 in 1998, and $315,000 in 1997. The charges to expense for RPC's contribution for Marine Products were $74,000 in 1999, $74,000 in 1998, and $55,000 in 1997, respectively.

Stock Incentive Plans--RPC has an Employee Incentive Stock Option Plan (the "1984 Plan") under which 1,000,000 shares of common stock were reserved for issuance. The 1984 Plan expired in October 1994. On January 25, 1994, RPC adopted a new ten-year Employee Stock Incentive Plan (the "1994 Plan") under which 1,000,000 shares of common stock were reserved for issuance. During 1997, an additional 1,600,000 shares were reserved for issuance. These plans provide for the issuance of various forms of stock incentives, including, among others, incentive stock options and restricted stock. Historically, certain RPC employees, including employees of Marine Products, have participated in these RPC Stock Incentive Plans (the "RPC SIP").

In conjunction with the spin-off, Marine Products has adopted a ten year Employee Stock Incentive Plan (the "Marine Products SIP") under which 2,000,000 shares of common stock have been reserved for issuance to Marine Products employees. The Marine Products SIP provides for the issuance of various forms of stock incentives, including, among others, incentive stock options and restricted stock.

Following the spin-off, outstanding stock option grants under the RPC SIP held by Marine Products employees who will not also be RPC employees will be replaced with the Marine Products SIP stock option grants. The Marine Products SIP grants will have the same relative ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other applicable terms and conditions as the RPC SIP stock option grants being replaced. At December 31, 1999 there were 246,664 RPC SIP stock options held by Marine Products employees subject to replacement with Marine Products SIP stock option grants. RPC cannot currently determine the number of shares of Marine Products' common stock that will be subject to substitute grant until after the spin-off. As of December 31, 1999, there were 1,323,900 shares available for the granting of options or other awards under the RPC SIP.

Employees of RPC with outstanding options that have not been earned and issued into escrow will be adjusted to account for the spin-off, based on the average trading price of RPC's common stock relative to that of the combined daily average trading prices of one share of RPC and 0.6 share of Marine Products, in each case during the ten consecutive trading days beginning on the trading day that is ten trading days after the effective date of the spin-off.

Incentive Stock Options--Transactions involving the RPC SIP were as follows:

                                          Shares                                               Weighted
                                                                                               Average
                                                                      Option Price             Exercise
                                                                      (Per Share)               Price
------------------------------- ---------------------------- ------------------------------- -------------
Outstanding 12/31/96                         554,292                 $1.625-$4.438                $  3.23
Granted                                      158,000                     7.500                       7.50
Canceled                                      (5,232)                 1.625-7.500                    6.12
Exercised                                   (264,260)                 1.625-4.438                    2.58
                                ---------------------------- ------------------------------- -------------
Outstanding 12/31/97                         442,800                 $3.000-$7.500                   5.11
Granted                                      218,000                     12.750                     12.75
Canceled                                     (28,400)                 3.063-12.750                   4.44
Exercised                                    (30,300)                 3.063-7.500                    3.63
                                ---------------------------- ------------------------------- -------------
Outstanding 12/31/98                         602,100                $3.000-$12.750                $  7.85
Granted                                      246,500                     6.875                       6.88
Exercised                                    (65,200)                 3.063-7.500                    3.21
                                ---------------------------- ------------------------------- -------------
Outstanding 12/31/99                         783,400                $3.000-$12.750                $  7.93
                                ============================ =============================== =============

                                                           1999                 1998                 1997
------------------------------------------- -------------------- -------------------- --------------------
Exerciseable at December 31                             232,600              210,660              151,120
Weighted average exercise price of
     exerciseable options                                 $6.51                $4.27                $3.51
Per share weighted average grant date
     fair value of options granted                        $3.01                $5.20                $3.40
------------------------------------------- -------------------- -------------------- --------------------

The weighted average remaining contractual life of options outstanding at December 31, 1999 was 7 years.

Restricted Stock--RPC has granted employees two forms of restricted stock: performance restricted and time lapse restricted. The performance restricted shares are granted, but not earned and issued, until certain five-year tiered performance criteria are met. The performance criteria are predetermined market prices of RPC stock. On the date the stock appreciates to each level (determination date), 20 percent of performance shares are earned. Once earned, the performance shares vest five years from the determination date. Time lapse restricted shares vest ten years from the grant date. There were 90,000 units granted under these restricted stock programs during 1999, 52,000 units granted during 1998 and 52,000 units granted during 1997. There were 7,600 performance shares earned under the plans in 1999. During 1999, 1998, and 1997, no shares were forfeited or canceled. Shares of performance restricted stock totaling 15,600 will be forfeited and replaced with grants of performance restricted stock under the Marine Products SIP pursuant to the spin-off.

Employees of RPC with outstanding performance restricted stock awards that have not been earned and issued into escrow will be adjusted to account for the spin-off, based on the average trading price of RPC's common stock relative to that of the combined daily average trading prices of one share of RPC and 0.6 shares of Marine Products, in each case during the ten consecutive trading days beginning on the trading day that is ten trading days after the effective date of the spin-off. In addition, RPC employees with time-lapse restricted stock awards or performance restricted stock awards that have been issued and are being held in escrow on their behalf as of the close of business on the record date will receive 0.6 shares of Marine Products common stock for each share of

RPC common stock held in escrow as of the close of business on the record date, pursuant to the spin-off. Any shares of Marine Products common stock received by an RPC employee will also be held in escrow on the same terms as the time-lapse or performance restricted stock awards with respect to which they were issued.

The agreements under which the restricted stock is issued provide that shares awarded may not be sold or otherwise transferred until restrictions as established under the RPC SIP have lapsed. Upon termination of employment from RPC or, in certain cases, termination of employment from Marine Products or Chaparral, shares with restrictions must be returned to RPC. As of December 31, 1999, none of the shares of restricted stock were vested.

Note 12: Business Segment Information

RPC's service lines have been aggregated into two reportable oil and gas services segments - technical services and support services - because of the similarities between the financial performance and approach to managing the service lines within each of the segments as well as the economic and business conditions impacting their business activity levels.

Technical services include RPC's oil and gas service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services include coiled tubing, fluid pumping, nitrogen pumping, fracturing and acidizing services, wireline, snubbing, well control consulting and firefighting, downhole tools, and casing installation services. These technical services are primarily used in the completion, production and maintenance of oil and gas wells. The principal markets for this segment include the United States, including the Gulf of Mexico, the mid-continent, southwest and Rocky Mountain regions, and international locations including primarily Algeria and Venezuela. Customers include major multi-national and independent oil and gas producers, and selected nationally-owned oil companies.

Support services include RPC's oil and gas service lines that primarily provide equipment for customer use or services to assist customer operations. The equipment and services include drill pipe and related tools, pipe handling, inspection and storage services, work platform marine vessels, and oilfield training services. The demand for these services tends to be influenced primarily by customer drilling-related activity levels. The principal markets for this segment include the United States, including the Gulf of Mexico and the mid-continent regions. Customers include domestic operations of major multi-national and independent oil and gas producers.

The other business segment includes information concerning RPC's business units that do not qualify for separate segment reporting. These business units include an overhead crane fabricator, an enhanced facsimile service provider and other non-oilfield business development activities.

The accounting policies of the reportable segments are the same as those described in Note 1 to these consolidated financial statements. RPC evaluates the performance of its segments based on revenues, operating profits, and earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDA). RPC's balance sheets are generally managed on a consolidated basis and therefore it is impractical to report assets by business segment.

Summarized financial information concerning RPC's reportable segments for the years ended December 31, 1999, 1998, and 1997 is shown in the following table.

                           Technical        Support
                           Services         Services          Other             Corporate        Total
                         ------------   --------------   -------------       --------------  -------------
1999

Revenues                    $ 70,366         $ 24,500        $ 12,719          $        --       $107,585
Segment profit (loss)          5,142           (5,424)           (819)              (1,954)        (3,055)
Capital expenditures          13,138            6,059             102                1,020         20,319
Depreciation and
  amortization                 7,949            7,371             318                  324         15,962
EBITDA                        13,091            1,947            (501)              (1,630)        12,907


1998

Revenues                      79,031           44,918          16,828                   --        140,777
Segment profit (loss)         12,031            5,304          (3,520)              (2,135)        11,680
Capital expenditures           7,560           21,162             118                   --         28,840
Depreciation and
  amortization                 7,909            6,452             350                  226         14,937
EBITDA                        19,940           11,756          (3,170)              (1,909)        26,617


1997

Revenues                      85,696           51,893          13,181                   --        150,770
Segment profit(loss)          15,342           10,793          (3,211)              (1,751)        21,173
Capital expenditures           9,259           10,409             103                   29         19,800
Depreciation and
  amortization                 6,480            4,962             146                  447         12,035
EBITDA                        21,822           15,755          (3,065)              (1,304)        33,208

The following summarizes selected information between the United States and all international locations combined for the years ended December 31, 1999, 1998, and 1997. The revenues are presented based on the location of the use of the product or service. Assets related to international operations are less than ten percent of RPC's consolidated assets, and therefore are not presented.

                                  1999             1998              1997
                                  ----             ----              ----
United States
-Revenues                     $  96,062        $130,955          $133,363

International
-Revenues                        11,523           9,822            17,407
                                  ----             ----              ----
                              $ 107,585        $140,777          $150,770

Note 13:  Unaudited Quarterly Data

Quarter                                            First         Second         Third          Fourth
----------------------------------------------------------------------------------------------------------------------
                                                          (in thousands except per share data)
----------------------------------------------------------------------------------------------------------------------
1999
Revenues                                        $    23,702   $       24,843 $     27,861   $     31,179
Income (loss) from continuing operations             (1,153)              38         (214)           362
Income from discontinued operation                    2,382            2,866        1,614          2,256
                                                -----------------------------------------------------------
Net income                                      $     1,229   $        2,904 $      1,400   $      2,618
                                                ===========================================================
Net income (loss) per share - basic
     Continuing operations                      $     (0.04)  $         0.00 $      (0.01)  $       0.01
     Discontinued operation                            0.08             0.10         0.06           0.08
                                                -----------------------------------------------------------
         Total                                  $      0.04   $         0.10 $       0.05   $       0.09
                                                ===========================================================
Net income (loss) per share - diluted
     Continuing operations                      $     (0.04)  $         0.00 $      (0.01)  $       0.01
     Discontinued operation                            0.08             0.10         0.06           0.08
                                                -----------------------------------------------------------
         Total                                  $      0.04   $         0.10 $       0.05   $       0.09
                                                ===========================================================
1998
Revenues                                        $    40,453   $       37,319 $     34,557   $     28,448
Income (loss) from continuing operations              3,611            4,165        2,187         (1,612)
Income from discontinued operation                    2,043            2,245        1,566          1,820
                                                -----------------------------------------------------------
Net income                                      $     5,654   $        6,410 $      3,753   $        208
                                                ===========================================================
Net income (loss) per share - basic
     Continuing operations                      $      0.12   $         0.14 $       0.08   $      (0.05)
     Discontinued operation                            0.07             0.08         0.05           0.06
                                                -----------------------------------------------------------
         Total                                  $      0.19   $         0.22 $       0.13   $       0.01
                                                ===========================================================
Net income (loss) per share - diluted
     Continuing operations                      $      0.12   $         0.14 $       0.08   $      (0.05)
     Discontinued operation                            0.07             0.08         0.05           0.06
                                                -----------------------------------------------------------
         Total                                  $      0.19   $         0.22 $       0.13   $       0.01
                                                ===========================================================


CONSOLIDATED BALANCE SHEETS                                                       Unaudited                Audited
----------------------------------------------------------------------------------------------------------------------
RPC, INC. and SUBSIDIARIES (in thousands)                                         September                December
                                                                                  30, 2000                 31, 1999
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                  $               5,429 $              4,847
Marketable securities                                                                      6,724                4,798
Accounts receivable, net                                                                  46,724               33,454
Inventories                                                                                7,502                5,928
Deferred income taxes                                                                      6,801                5,612
Federal income taxes receivable                                                               --                1,806
Prepaid expenses and other current assets                                                  1,331                1,786
----------------------------------------------------------------------------------------------------------------------
Current assets                                                                            74,511               58,231
----------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                        80,759               68,758
Intangibles, net                                                                           4,146                4,330
Marketable securities                                                                     16,990               24,871
Other assets                                                                               1,076                  893
Net assets of discontinued operation                                                      90,781               78,632
----------------------------------------------------------------------------------------------------------------------
Total assets                                                               $             268,263 $            235,715
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                           $              10,720 $             11,617
Accrued payroll and related expenses                                                       5,545                4,758
Accrued insurance expenses                                                                 7,729                7,092
Accrued state, local and other taxes                                                       4,863                4,164
Current portion of long-term debt                                                            610                  255
Other accrued expenses                                                                     3,568                4,494
Federal income taxes payable                                                               3,958                   --
----------------------------------------------------------------------------------------------------------------------
Current liabilities                                                                       36,993               32,380
----------------------------------------------------------------------------------------------------------------------
Payable to Marine Products Corporation                                                    63,541               54,676
Long-term accrued insurance expenses                                                       3,781                3,684
Long-term debt                                                                               484                1,547
Deferred income taxes                                                                      1,195                  620
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        105,994               92,907
----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Common stock                                                                               2,826                2,826
Capital in excess of par value                                                            22,480               22,548
Earnings retained                                                                        136,963              117,434
----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                               162,269              142,808
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 $             268,263 $            235,715
======================================================================================================================

The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands except per share data)
-------------------------------------------------------------------------------------------------------------------
Nine months ended September 30,                                                        2000              1999
-------------------------------------------------------------------------------------------------------------------

REVENUES                                                                      $        126,863   $       76,427
Cost of services rendered and goods sold                                                79,294           51,580
                                                                                   --------------   ---------------
Gross profit                                                                            47,569           24,847
Selling, general and administrative expenses                                            18,887           16,489
Depreciation and amortization                                                           13,439           11,743
                                                                                   --------------   ---------------
Operating profit (loss)                                                                 15,243           (3,385)
Interest income                                                                          1,037            1,229
                                                                                   --------------   ---------------
Income (loss) from continuing operations before income taxes                            16,280           (2,156)
Income tax provision (benefit)                                                           6,186             (821)
                                                                                   --------------   ---------------
Income (loss) from continuing operations                                                10,094           (1,335)
Income from discontinued operation, net of income taxes of $7,446 in 2000,
     and $4,209 in 1999                                                                 12,149            6,868
                                                                                   --------------   ---------------
Net income                                                                    $         22,243   $        5,533
                                                                                   ==============   ===============

EARNINGS PER SHARE - BASIC
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                      $           0.36   $        (0.05)
Income from discontinued operation                                                        0.44             0.25
                                                                                   --------------   ---------------
Net income                                                                    $           0.80   $         0.20
                                                                                   ==============   ===============
EARNINGS PER SHARE - DILUTED
-------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                      $           0.36   $        (0.05)
Income from discontinued operation                                                        0.43             0.24
                                                                                   --------------   ---------------
Net income                                                                    $           0.79   $         0.19
                                                                                   ==============   ===============

The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------
RPC, INC. AND SUBSIDIARIES (in thousands)
----------------------------------------------------------------------------------------------------
Nine months ended September 30,                                     2000                1999
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                  $           22,243  $      5,533
Noncash charges (credits) to earnings:
     Depreciation and amortization                                      13,458        11,868
     Gain on sale of equipment and property                             (1,138)       (1,138)
     Deferred income tax (benefit) provision                              (614)        1,317
     Income from discontinued operation                                (12,149)       (6,868)
(Increase) decrease in assets:
     Accounts receivable                                               (13,270)       (1,849)
     Inventories                                                        (1,574)        1,040
     Federal income taxes receivable                                     1,806         1,798
     Prepaid expenses and other current assets                             455           399
     Other noncurrent assets                                              (183)         (215)
Increase (decrease) in liabilities:
     Accounts payable                                                     (897)        3,155
     Accrued payroll and related expenses                                  787           782
     Federal income taxes payable                                        3,958            --
     Accrued insurance expenses                                            734         1,429
     Other accrued expenses                                               (227)         (768)
----------------------------------------------------------------------------------------------------
Net cash provided by continuing operations                              13,389        16,483
Net cash provided by discontinued operation                              8,865         5,123
----------------------------------------------------------------------------------------------------
Net cash provided by operating activities                               22,254        21,606
----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Capital expenditures                                                   (26,442)      (10,380)
Proceeds from sale of equipment and property                             2,552         1,577
Net sale (purchase) of marketable securities                             5,955        (2,539)
Other                                                                        8        (2,565)
----------------------------------------------------------------------------------------------------
Net cash used for investing activities                                 (17,927)      (13,907)
----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Payment of dividends                                                    (2,964)       (3,003)
(Decrease) increase in long-term debt                                     (708)          643
Cash paid for common stock purchased and retired                          (184)       (2,885)
Proceeds received upon exercise of stock options                           111            55
----------------------------------------------------------------------------------------------------
Net cash used for financing activities                                  (3,745)       (5,190)
----------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                  582         2,509
Cash and cash equivalents at beginning of year                           4,847         6,549
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $            5,429  $      9,058
----------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                           RPC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

NOTE 1. GENERAL

The consolidated financial statements included herein have been prepared by RPC, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, the consolidated financial statements included herein contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of RPC, Inc. as of September 30, 2000, the results of operations and the cash flows for the nine months ended September 30, 2000 and 1999. See the audited consolidated financial statements and related footnotes included elsewhere in this document.

The results of operations for the nine months ended September 30, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. SPIN-OFF TRANSACTION

In January 2000, the Board of Directors of RPC, Inc. announced that it planned to spin-off its 100% ownership in Chaparral to stockholders. RPC, Inc.'s Board of Directors subsequently approved the spin-off on February 12, 2001. Also, a favorable tax ruling from the Internal Revenue Service was received in May 2000. The private letter ruling provides that the proposed spin-off to its stockholders of the stock of its powerboat manufacturing company will be tax-free to RPC and its stockholders. If the facts upon which the letter ruling is based are materially different from the facts at the time of the spin-off, the spin-off could be taxable to RPC stockholders, to RPC, or to both stockholders. The spin-off is intended to improve management focus, facilitate additional acquisitions, and set the stage for enhanced future growth opportunities for both of the separate companies.

The consolidated financial statements included herein classify the historical operations of the powerboat manufacturing segment for accounting purposes as a discontinued operation.

A summary of the net assets of the discontinued operation is as follows (in thousands):

                                               September 30,        December 31,
                                                    2000                1999
--------------------------------------------------------------------------------
Current assets                                  $ 23,342              $ 21,744
Property, plant and equipment, net                 9,794                 6,714
Goodwill, net                                      4,163                 4,676
Receivable from RPC, Inc.                         63,541                54,676
Other assets                                         378                   358
Current liabilities                              (10,131)               (9,230)
Long-term liabilities                               (306)                 (306)
--------------------------------------------------------------------------------
Net assets of discontinued operation            $ 90,781              $ 78,632


A summary of the operating results of the discontinued operation is as follows (in thousands):

Nine months ended September 30,                    2000                1999
--------------------------------------------------------------------------------
Revenues                                        $115,573              $ 91,592
Operating income                                  12,582                10,910
Gain on settlement of claim                        6,817                    --
Income before income taxes                        19,595                11,077
Income tax provision                               7,446                 4,209
--------------------------------------------------------------------------------
Net income                                      $ 12,149              $  6,868

During the quarter ended March 31, 2000, a gain was recorded related to settlement of a claim. The gain is a result of Chaparral's receipt of its share of a non-refundable $35 million settlement payment made by Brunswick Corporation (Brunswick), a major engine supplier, to the members of the American Boatbuilders Association (ABA), a buying group which includes Chaparral.

NOTE 3.  EARNINGS PER SHARE

Basic and diluted earnings per share are computed by dividing net income by the respective weighted average number of shares outstanding during the respective periods.

                                      Year-to-Date            Year-to-Date
                                         2000                     1999
------------------------------------------------------------------------------
Basic EPS                              27,835,208              28,210,890

Common stock
   equivalents and
   restricted shares                      407,940                 250,927
------------------------------------------------------------------------------
Diluted EPS                            28,243,148               28,461,817
------------------------------------------------------------------------------

NOTE 4. RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires entities to recognize all instruments as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. RPC does not anticipate the adoption of this standard will have a material impact on its financial position or results of operations.

NOTE 5. BUSINESS SEGMENT INFORMATION

RPC's service lines have been aggregated into two reportable oil and gas services segments - technical services and support services - because of the similarities between the financial performance and approach to managing the service lines within each of the segments as well as the economic and business conditions impacting their business activity levels.

Technical services include RPC's oil and gas service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services include coiled tubing, fluid pumping, nitrogen pumping, facturing and acidizing services, wireline, snubbing, well control consulting and firefighting, downhole tools, and casing installation services. These technical services are primarily used in the completion, production and maintenance of oil and gas wells. The principal markets for this segment include the United States, including the Gulf of Mexico, the mid-continent, southwest and Rocky Mountain regions, and international locations including primarily Algeria and Venezuela. Customers include major multi-national and independent oil and gas producers, and selected nationally-owned oil companies.

Support services include RPC's oil and gas service lines that primarily provide equipment for customer use or services to assist customer operations. The equipment and services include drill pipe and related tools, pipe handling, inspection and storage services, work platform marine vessels, and oilfield training services. The demand for these services tends to be influenced primarily by customer drilling-related activity levels. The principal markets for this segment include the United States, including the Gulf of Mexico and the mid-continent regions. Customers include domestic operations of major multi-national and independent oil and gas producers.

The other business segment includes information concerning RPC's business units that do not qualify for separate segment reporting. These business units include an overhead crane fabricator, an enhanced facsimile service provider and other non-oilfield business development activities.

The accounting policies of the reportable segments are the same as those described in Note 1 to these consolidated financial statements. RPC evaluates the performance of its segments based on revenues, operating profits, and earnings before interest, taxes, depreciation and amortization and other non-cash charges (EBITDA). RPC's balance sheets are generally managed on a consolidated basis and therefore it is impractical to report assets by business segment.

Summaried financial information concerning RPC's reportable segments for the nine months ended September 30, 2000 and 1999 is shown in the following table.

                           Technical        Support
                           Services         Services          Other             Corporate        Total
                         ------------   --------------   -------------       --------------  -------------
Nine months ended
September 30, 2000

Revenues                   $  89,341         $ 27,247        $ 10,275          $        --       $126,863
Segment profit (loss)         13,543            3,545            (391)              (1,454)        15,243
Capital expenditures          18,793            6,777              78                  794         26,442
Depreciation and
  Amortization                 7,358            5,497             235                  368         13,458
EBITDA                        20,901            9,042            (156)              (1,086)        28,701

Nine months ended
September 30, 1999

Revenues                      49,215           17,976           9,236                   --         76,427
Segment profit (loss)          3,799           (5,223)           (629)              (1,332)        (3,385)
Capital expenditures           5,354            4,231              71                  724         10,380
Depreciation and
  Amortization                 5,840            5,516             230                  282         11,868
EBITDA                         9,639              293            (399)              (1,050)         8,483

The following summarizes selected information between the United States and all international locations combined for the nine months ended September 30, 2000 and 1999. The revenues are presented based on the location of the use of the product or service. Assets related to international operations are less than ten percent of RPC's consolidated assets, and therefore are not presented.

Nine months ended September 30,                       2000             1999
                                                    ---------         --------
United States
- Revenues                                          $ 110,613         $ 68,171

International
- Revenues                                             16,250            8,256
                                                    ---------         --------
                                                    $ 126,863         $ 76,427
                                                    =========         ========

                                  RISK FACTORS

DEMAND FOR OUR PRODUCTS AND SERVICES IS AFFECTED BY THE VOLATILITY OF OIL PRICES. Oil prices affect demand throughout the oil and natural gas industry, including the demand for our products and services. Our business depends in large part on the conditions of the oil and gas industry, and specifically on the capital expenditures of our customers related to the exploration and production of oil and natural gas. When these expenditures decline, our customers' demand for our services declines. Second, exploration and drilling activity declines as marginally profitable projects become uneconomical and either are delayed or eliminated. As a result, the cyclical nature of the oil and gas industry and general economic conditions have a significant effect on the demand for our oilfield services and our revenues and profitability.

Although the production sector of the oil and gas industry is less immediately affected by changing prices, and, as a result, less volatile than the exploration sector, producers react to declining oil and gas prices by reducing expenditures. This would adversely affect our business. We are unable to predict future oil and gas prices, the level of oil and gas industry activity, the perceived level of enforcement of laws requiring well remediation or levels of environmental awareness. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

WE MAY BE UNABLE TO COMPETE IN THE HIGHLY COMPETITIVE OIL AND GAS INDUSTRY IN THE FUTURE. We compete in highly competitive areas of the oilfield services industry. The products and services of each of our principal industry segments are sold in highly competitive markets, and our revenues and earnings may be affected by the following factors: changes in competitive prices, fluctuations in the level of activity and major markets, general economic conditions, and governmental regulation. We compete with the oil and gas industry's largest integrated oilfield service providers. We believe that the principal competitive factors in the market areas that we serve are product and service quality and availability, technical proficiency and price. Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. Furthermore, competition among oilfield service and equipment providers is also based on a provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, we cannot assure you that we will be able to maintain our competitive position.

WE MAY BE UNABLE TO IDENTIFY OR COMPLETE ACQUISITIONS. Acquisitions have been and will continue to be a key element of our business strategy. We cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to our stockholders. We cannot assure you that we will be able to consolidate successfully the operations and assets of any acquired business with our own business. In addition, our management may not be able to effectively manage our increased size or operate a new line of business due to the lack of sufficient executive-level personnel, increased administrative burdens, and the increased logistical problems of large, expansive operations. Any inability on our part to consolidate and manage the growth from acquired businesses could have a material adverse effect on our results of operations and financial condition.

OUR OPERATIONS ARE AFFECTED BY ADVERSE WEATHER CONDITIONS. Our operations are directly affected by the weather conditions in the Gulf of Mexico and Gulf Coast regions. Due to seasonal differences in weather patterns, our crews may operate more days in some periods than others. Rainy weather, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year may also affect our operations. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

OUR INABILITY TO ATTRACT AND RETAIN SKILLED WORKERS MAY IMPAIR GROWTH POTENTIAL AND PROFITABILITY. Our ability to remain productive and profitable will depend substantially on our ability to attract and retain skilled workers. Our ability to expand our operations is in part impacted by our ability to increase our labor force. The demand for skilled oil and gas services employees in the Gulf Coast region is high and the supply is very limited. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates paid by us, or both. If either of these events occurred, our capacity and profitability could be diminished and our growth potential could be impaired.

OUR INABILITY TO PERFORM SERVICES FOR A NUMBER OF OUR LARGE EXISTING CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATIONS. We depend on key customers, and derive a significant amount of our revenues from a small number of major and independent oil and gas companies. Our inability to continue to perform services for a number of our large existing customers could have a material adverse effect on our business and operations. Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. While we maintain reserves for potential credit losses, our actual losses have historically been within expectations.

OUR BUSINESS HAS POTENTIAL LIABILITY FOR PERSONAL INJURY AND PROPERTY DAMAGE CLAIMS. Our operations involve the use of heavy equipment and exposure to inherent risks, including blowouts, explosions and fires. If any of these events were to occur, this could result in liability for personal injury and property damage, pollution or other environmental hazards or loss of production. In addition, certain of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make the liability limits established by state workers' compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against us for damages on job-related injuries. In such actions, there is generally no limitation on our potential liability. If our equipment were to fail, this could result in property damage, personal injury, environmental pollution and resulting damage for which we could be liable. Litigation may arise from a catastrophic occurrence at a location where our equipment and services are used. This could result in large claims for damages. The frequency and severity of such incidents will affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents, or the general level of compensation awards with respect to such incidents, could affect our ability to obtain projects from oil and gas companies or insurance. This could have a material adverse effect on us. We maintain what we believe is prudent insurance protection. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise.

OUR OPERATIONS MAY BE AFFECTED IF WE ARE UNABLE TO COMPLY WITH REGULATORY AND ENVIRONMENTAL LAWS. Our business is significantly affected by environmental laws and other regulations relating to the oil and gas industry and by changes in such laws and the level of enforcement of such laws. We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We are also unable to predict the effect that any such events may have on us, our business or our financial condition. In addition, we depend on the demand for our services from the oil and gas industry. Such demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in our areas of operations for economic, environmental or other policy reasons would adversely affect our operations by limiting demand for our services. We also have potential environmental liabilities with respect to our offshore and onshore operations. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. These environmental statutes may impose liability without regard to negligence or fault. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations to date. However, such environmental laws are changed frequently. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are unable to predict whether environmental laws will in the future materially adversely affect our operations and financial condition.

OUR INTERNATIONAL OPERATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. Our operations in Venezuela, Algeria and other foreign countries, although presently limited, are subject to risks inherent in doing business in foreign countries. These risks include, but are not limited to, political changes, expropriation, currency restrictions and changes in currency exchange rates, taxes, and boycotts and other civil disturbances. Although it is impossible to predict the likelihood of such occurrences or their effect on our operations, our management believes that these risks are acceptable. However, the occurrence of any one of these events could have a material adverse effect on our operations.

OUR COMMON STOCK PRICE MAY BE ADVERSELY AFFECTED BY CHANGES IN OIL AND GAS PRICES AND THE SUPPLY AND DEMAND FOR OIL AND GAS. Historically, and in recent months in particular, the market price of common stock of companies engaged in the oil and gas services industry has been highly volatile. Likewise, the market price of our common stock has varied significantly in the past. Changes in oil and natural gas prices, changes in the demand for oil and natural gas exploration, and changes in the supply and demand for oil and natural gas have all been factors affecting the price of our common stock.

                                 Dividend Policy

Since December 1997, RPC has paid a quarterly dividend on its common stock. While RPC expects to pay dividends on its common stock for the foreseeable future, the final determination of any future cash dividends will depend upon declaration by the board of directors. Factors such as RPC's financial condition, results of operations, cash flow, level of capital expenditures, future business prospects and other such matters as the board of directors deems relevant will be considered. In the future, we may be restricted in our ability to declare and pay dividends by the terms of any credit facility or other financial instrument that may be entered into from time to time. RPC is not currently subject to any such restriction, but no assurance can be given that this will always continue to be the case.


                                    RPC, INC.

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

The following unaudited pro forma consolidated balance sheet as of September 30, 2000 presents the consolidated financial position of RPC assuming the spin-off of its powerboat manufacturing business segment had been completed as of September 30, 2000 and reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position of RPC. No pro forma statement of income has been presented because no pro forma adjustments are required to present fairly the historical results of operations of RPC, except to eliminate the income of the discontinued operation. No adjustment has been made to the selling, general and administrative expenses because such expenses included in the historical statements include an allocation of corporate administrative expenses which RPC believes, based upon current circumstances, will not materially differ from actual corporate selling, general and administrative expenses to be incurred following the spin-off.

The Pro Forma Consolidated Financial Data of RPC should be read in conjunction with the Consolidated Financial Statements of RPC included elsewhere in this report. The pro forma financial information presented below, as well as that found in the Selected Financial Data presented elsewhere in this report, are not necessarily indicative of the financial position or results of operations that RPC would have reported if it had operated exclusive of the discontinued operation during the periods presented, nor is it necessarily indicative of RPC's future performance subsequent to the spin-off of the powerboat manufacturing business.

                                    RPC, Inc.
                      Pro Forma Consolidated Balance Sheet
                                   (unaudited)

                                                                            September 30, 2000
                                                             --------------------------------------------------
                                                              Historical         Pro Forma          Pro Forma
                                                                                Adjustments
                                                             --------------    ---------------      -----------
                                                                              (in thousands)
ASSETS

Current Assets:
     Cash and cash equivalents                                  $    5,429     $                    $    5,429
     Marketable securities                                           6,724           (6,724)(1)             --
     Accounts receivable, net                                       46,724                              46,724
     Inventories                                                     7,502                               7,502
     Deferred income taxes                                           6,801                               6,801
     Federal income tax receivable                                      --                                  --
     Prepaid expenses and other current assets                       1,331                               1,331
                                                             --------------    ---------------      -----------
                Total Current Assets                                74,511           (6,724)            67,787

Property, plant and equipment, net                                  80,759                              80,759
Intangibles, net                                                     4,146                               4,146
Marketable securities                                               16,990           (5,355)(1)         11,635
Other assets                                                         1,076                               1,076
Net assets of discontinued operation                                90,781          (90,781)(2)             --
                                                             --------------    ---------------      -----------
                Total Assets                                    $  268,263     $   (102,860)          $165,403
                                                             ==============    ===============      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable                                           $   10,720     $                      $ 10,720
     Accrued payroll and related expenses                            5,545                               5,545
     Accrued insurance expense                                       7,729                               7,729
     Accrued state, local and other taxes                            4,863                               4,863
     Current portion of long-term debt                                 610                                 610
        Other accrued expenses                                       3,568                               3,568
     Federal income taxes payable                                    3,958                               3,958
                                                             --------------    ---------------      -----------
                Total Current Liabilities                           36,993                              36,993

Payable to Marine Products Corporation                              63,541          (63,541)(3)             --
Long-term accrued insurance expenses                                 3,781                               3,781
Long-term debt                                                         484                                 484
Deferred income taxes                                                1,195                               1,195
                                                             --------------    ---------------      -----------
                Total Liabilities                                  105,994          (63,541)            42,453

Stockholders' Equity

     Common stock                                                    2,826                               2,826
     Capital in excess of par value                                 22,480                              22,480
     Earnings retained                                             136,963          (12,079)(1)         97,644
                                                                                    (90,781)(2)
                                                                                     63,541 (3)
                                                             --------------    ---------------      -----------
                Total Stockholders' Equity                         162,269          (39,319)           122,950
                                                             --------------    ---------------      -----------
                Total Liabilities & Stockholders' Equity        $  268,263       $ (102,860)        $  165,403
                                                             ==============    ===============      ===========

(1) To reflect the liquidation of marketable securities and subsequent cash payment to Marine Products by RPC immediately prior to the spin-off. See
     Note 1 to RPC's consolidated financial statements for a discussion of marketable securities. As set forth in the Agreement Regarding Distribution and Plan of Reorganization, RPC is required to establish a cash balance at Marine Products of approximately $15 million. See Note 7 to RPC's consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) To reflect the distribution of RPC's 100% equity interest in Marine Products to RPC stockholders.

(3) To record cancellation of the remaining payable to Marine Products Corporation.

(c)  Exhibits

Exhibit
No.       Description
--------  -----------

2.1 Agreement Regarding Distribution and Plan of Reorganization by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.2 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12,
          2001).

23        Consent of Arthur Andersen LLP.

99.1 Tax Sharing Agreement by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.5 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).

99.2 Employee Benefits Agreement by and between RPC, Inc., Marine Products Corporation and Chaparral Boats, Inc.(Incorporated by reference to Exhibit 10.3 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).

99.3 Transaction Support Services Agreement by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.4 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    RPC, INC.


                                    /s/  Richard A. Hubbell
                                    ------------------------------------------
                                    Richard A. Hubbell
                                    President and Chief Operating Officer

Dated:  February 12, 2001

                                INDEX TO EXHIBITS

Exhibit
No.       Description
--------  -----------

2.1 Agreement Regarding Distribution and Plan of Reorganization by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.2 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12,
          2001).

23        Consent of Arthur Andersen LLP.

99.1 Tax Sharing Agreement by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.5 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).

99.2 Employee Benefits Agreement by and between RPC, Inc., Marine Products Corporation and Chaparral Boats, Inc.(Incorporated by reference to Exhibit 10.3 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).

99.3 Transaction Support Services Agreement by and between RPC, Inc. and Marine Products Corporation (Incorporated by reference to Exhibit 10.4 to the Marine Products Corporation Registration Statement on Form 10 filed with the SEC on February 12, 2001).

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